Exhibit 10.35

CREDIT AGREEMENT

DATED AS OF MAY 16, 2007

KMG CHEMICALS, INC., KMG-BERNUTH, INC.,

and

WACHOVIA BANK, NATIONAL ASSOCIATION

TABLE OF CONTENTS

Article I			1
1.	DEFINITIONS		1
	1.1	Defined Terms	1
	1.2	Accounting Terms	26
	1.3	UCC Terms	26
	1.4	Construction of Terms	26
	1.5	Computation of Time Periods	26
	1.6	Computation of Margin and Financial Covenants	26
	1.7	Reference to Borrowers, Borrower Parties and Bank Parties	26
	1.8	Joint and Several Liability of Borrowers	27
	1.9	Wachovia Swap Documents	28
	1.10	Bank as Agent For Other Bank Parties	29
Article II			29
2.	THE REVOLVING LOAN		29
	2.1	General Terms	29
	2.2	Disbursement of the Revolving Loan	29
	2.3	The Revolving Note	29
	2.4	Interest Rate	30
	2.5	Payments of Principal and Interest	30
	2.6	Use of Proceeds	30
Article III			30
3.	LETTERS OF CREDIT		30
	3.1	Issuance of Letters of Credit	30
	3.2	Reimbursement and Other Payments	31
	3.3	Additional Remedies	31
	3.4	No Liability of Bank	32
	3.5	Indemnification	32
Article IV			32
4.	THE TERM LOAN		32
	4.1	Disbursement of the Term Loan	32
	4.2	The Term Note	32
	4.3	Interest Rate	32
	4.4	Payments of Principal and Interest	33
	4.5	Use of Proceeds	33
Article V			33
5.	PAYMENTS, ADDITIONAL COSTS, ETC.		33
	5.1	Payment to Bank	33
	5.2	Late Payments	34
	5.3	Prepayment	34
	5.4	Default Rate	34
	5.5	No Setoff or Deduction	34
	5.6	Payment on Non-Business Day; Payment Computations	35
	5.7	Indemnification	35
	5.8	360-Day Year	35
	5.9	No Requirement to Actually Obtain Funds	35

i

	5.10	Usury Limitation	35
Article VI			36
6.	CONDITIONS PRECEDENT		36
	6.1	Documents Required for the Closing	36
	6.2	Certain Events Required for Closing and for all Advances	37
	6.3	Legal Matters	38
	6.4	Election to Make Advances Prior to Satisfaction of Conditions Precedent	38
Article VII			38
7.	COLLATERAL SECURITY		38
	7.1	Grant of Lien	38
	7.2	Maintenance of Lien.	39
Article VIII			39
8.	REPRESENTATIONS AND WARRANTIES		39
	8.1	Existence	39
	8.2	Authority	39
	8.3	Name	40
	8.4	Material Contracts	40
	8.5	Consents or Approvals	40
	8.6	Violations or Actions Pending	40
	8.7	Affiliates	41
	8.8	Existing Indebtedness	41
	8.9	Defaults Under Material Contracts	41
	8.10	Tax Returns	41
	8.11	Financial Statements	41
	8.12	Good and Marketable Title	41
	8.13	Real Property Locations	41
	8.14	Solvency	41
	8.15	ERISA	41
	8.16	Priority of Liens	42
	8.17	Patents, Copyrights, Etc	42
	8.18	Accuracy of Documents	42
	8.19	Environmental Matters	42
	8.20	Full Disclosure	42
	8.21	Regulated Industries	42
	8.22	Insurance	43
	8.23	Anti-Terrorism Laws	43
	8.24	Securities Laws	43
	8.25	Continuing Effectiveness	44
Article IX			44
9.	BORROWER’S COVENANTS		44
	9.1	Affirmative Covenants	44
	9.2	Negative Covenants	47
	9.3	Financial Covenants	49
	9.4	Insurance Covenants	50
	9.5	Borrower’s General Covenants and Agreements Pertaining to the Collateral	50

	9.6	Collection of Accounts; Segregation of Proceeds, Etc.	51
	9.7	Collection Methods	52
	9.8	Verification of Accounts	52
	9.9	Notice Regarding Disputed Accounts	52
	9.10	Records, Schedules and Assignments	52
	9.11	Visitation	52
	9.12	Use of Tangible Property	52
	9.13	Collateral Evidenced by Instruments or Documents	53
	9.14	Maintaining Bank Accounts	53
	9.15	Filing Fees and Taxes	53
	9.16	Underlying Documentation	53
	9.17	Further Assurances	53
Article X			54
10.	DEFAULT		54
	10.1	Events of Default	54
	10.2	No Advances After Default	56
	10.3	Acceleration	56
	10.4	General Remedies	56
	10.5	Bank’s Additional Rights and Remedies	56
	10.6	Right of Set-Off	58
	10.7	No Limitation on Rights and Remedies	58
	10.8	Repossession of the Collateral; Care and Custody of the Collateral, Etc	59
	10.9	Application of Proceeds	59
	10.10	Attorney-in-Fact	59
	10.11	Default Costs	61
Article XI			61
11.	MISCELLANEOUS		61
	11.1	Termination of Bank’s Lien	61
	11.2	Construction	61
	11.3	Indemnity	62
	11.4	Bank’s Consent	62
	11.5	Enforcement and Waiver by Bank	62
	11.6	No Representation, Assumption, or Duty	62
	11.7	Expenses of Bank	62
	11.8	Attorneys’ Fees	63
	11.9	Exclusiveness	63
	11.10	WAIVER OF PUNITIVE DAMAGES	63
	11.11	Waiver and Release by Borrower	63
	11.12	Limitation on Waiver of Notice, Etc	63
	11.13	Additional Costs	64
	11.14	Illegality and Impossibility	64
	11.15	Participation	64
	11.16	Binding Effect, Assignment	64
	11.17	Entire Agreement, Amendments	65
	11.18	Severability	65
	11.19	Headings	65

	11.20	Counterparts	65
	11.21	Seal	65
Article XII			65
12.	SUBMISSION TO JURISDICTION, GOVERNING LAW AND NOTICES		65
	12.1	Notices	65
	12.2	Governing Law	66
	12.3	SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL, ETC.	66
EXHIBIT A FORM OF COLLATERAL REPORT
EXHIBIT B FORM OF COMPLIANCE CERTIFICATE
EXHIBIT C FORM OF NOTICE OF BORROWING
EXHIBIT D FORM OF NOTICE OF CONVERSION/CONTINUATION
EXHIBIT E PERMITTED LIENS
SCHEDULE 6.2(F) PENDING LITIGATION
SCHEDULE 8.3 LIST OF NAMES USED BY BORROWER AND PERSONS ACQUIRED IN LAST SIX YEARS
SCHEDULE 8.4 MATERIAL CONTRACTS
SCHEDULE 8.7 AFFILIATES
SCHEDULE 8.13 LISTING OF REAL PROPERTY OWNED OR LEASED BY BORROWER
SCHEDULE 8.17 INTELLECTUAL PROPERTY
SCHEDULE 9.3(G) LISTING OF AGREEMENTS CURRENTLY IN EFFECT WITH AFFILIATES AND PERMITTED POST-CLOSING
SCHEDULE 9.5(A) LISTING OF LOCATIONS OF COLLATERAL

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), dated as of May 16, 2007, is made by and among KMG CHEMICALS, INC., a Texas corporation (“KMG Chemicals”), KMG-BERNUTH, INC., a Delaware corporation (“KMG-Bernuth”) (KMG Chemicals and KMG-Bernuth hereinafter referred to as the “Borrowers”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (the “Bank”).  As used herein, capitalized words and phrases shall have the meanings ascribed thereto in Article I of this Agreement.

W I T N E S S E T H:

WHEREAS, Borrowers have requested that Bank extend and continue to extend certain credit to Borrowers, and Bank is willing to do so on the condition that, among other things, Borrowers enter into this Agreement, and, subject to the terms and conditions of this Agreement, Bank has agreed to extend to Borrowers (i) a revolving loan of up to $8,000,000.00 (with a sublimit for standby/trade letters of credit in the maximum amount of $1,000,000.00); and (ii) a term loan of up to $8,400,000.00.

NOW, THEREFORE, in consideration of the promises herein contained, and each intending to be legally bound hereby, the parties hereto agree as follows:

Article I

1.                                       DEFINITIONS.

1.1                                 Defined Terms.  As used herein, the following terms shall have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

“Acquisition” means any acquisition (whether in a single transaction or series of related transactions) of (i) any going business, or all or substantially all of the assets of any Person, whether through purchase, merger or otherwise; or (ii) Equity Interests of any Person of five percent (5%) or more of the Equity Interests or Voting Power of such Person.

“Adjusted LIBOR Market Index Rate” means an interest rate equal to the sum of (i) the LIBOR Market Index Rate, plus (ii) the Margin.

“Adjusted LIBOR Rate” means, for each respective LIBOR Rate Interest Period, an interest rate equal to the sum of (i) the applicable LIBOR Rate, plus (ii) the Margin.

“Advance” means each loan of money or credit made or extended to or for the benefit of Borrower by Bank pursuant to this Agreement.

“Affiliate” means, with respect to any applicable Person, (a) any officers or directors of such Person, (b) any Subsidiary of such Person, or (c) any other Person that has a relationship with the applicable Person whereby either of such Persons directly or indirectly controls or is controlled by or is under common control with the other of such Persons.  The term “control” means the possession, directly or indirectly, of the power, whether or not exercised, to direct or cause the direction of the management or policies of any Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Credit Agreement, as amended or supplemented from time to time.

“Amortization Expense” means the amortization expense of an applicable Person for the applicable period (to the extent included in the computation of Net Income), according to Generally Accepted Accounting Principles.

“Annualized Rolling Period” means the period from the date one year prior to the applicable date through the applicable date.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Asset Disposition” means any sale, assignment, transfer or other disposition of any assets, business units or other properties (including any interests in property or securities), excluding (i) sales of inventory in the Ordinary Course of Business, and (ii) the sale or exchange of used or obsolete equipment to the extent (x) the proceeds of such sale are applied towards, or such equipment is exchanged for, similar replacement equipment, or (y) such equipment is no longer useful for the operations in the Ordinary Course of Business.

“Assigned Agreements” means all leases, contracts, agreements, Documents, Instruments and Chattel Paper included in the Collateral.

“Assignment of Claims Act” means the Assignment of Claims Act, as amended (31 U.S.C. Sections 3727 et. seq. and 41 U.S.C. Sections 15 et. seq.).

“Attorneys’ Fees” means attorneys’ fees actually incurred at ordinary and customary rates.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time.

“Bank” means Wachovia Bank, National Association, a national banking association.

“Bank Parties” means Bank and any Affiliate of Bank that is now or hereafter becomes a party to this Agreement, any other Loan Document or any Wachovia Swap Document.

“Bank’s Lien” means the Lien granted to Bank by any Borrower Party pursuant to this Agreement and the other Security Documents.

“Bankruptcy Law” means Title 11, U.S. Code, or any similar Laws of any Jurisdiction for the relief of debtors, and “Bankruptcy” means the commencement of any case or other action for relief under Bankruptcy Law.

“Borrowers” means KMG Chemicals and KMG-Bernuth.

“Borrower Parties” means Borrowers and any other Person that hereafter becomes a party to this Agreement, any other Loan Document or any Wachovia Swap Document, and which Person is responsible in whole or in part for any of the Obligations.

“Borrower’s Interest” means all right, title and interest of Borrower of whatever kind, nature or description.

“Borrower’s Representatives” means the president, chief executive officer, chief financial officer, and controller of Borrower, and any other Person designated by Borrower as Borrower’s Representatives under this Agreement.

“Borrowing Base” means, at any time, the amount computed on the Collateral Report most recently delivered to, and accepted by, Bank in accordance with this Agreement and equal to the aggregate of:

(A)                              eighty percent (80%) of Eligible Accounts, plus
(B)                                fifty percent (50%) of Eligible Inventory (but not more than $4,000,000.00).

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by Law or other governmental action to close in Charlotte, North Carolina or New York, New York; provided that in the case of LIBOR Rate Borrowings such day is also a day on which dealings between banks are carried on in U.S. dollar deposits in the London interbank market.

“Capital Expenditures” means the sum of (i) all expenditures made by a Person, directly or indirectly for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefore or additions thereto, that should be, in accordance with Generally Accepted Accounting Principles, reflected as additions to property, plant or equipment on a balance sheet of such Person or which have a useful life of more than one year plus (ii) the aggregate principal amount of all Indebtedness (including Capitalized Leases) assumed or incurred in connection with any such expenditures.

“Capitalized Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with Generally Accepted Accounting Principles.

“Cash Collateral Account” means the special cash collateral account established pursuant to Section 3.3 of this Agreement.

“Cash Management Agreement” means any and all cash management or similar agreements entered into or in effect between Borrower and Bank during the term of this Agreement.

“Casualty or Condemnation Event” means, with respect to any property of Borrower, any loss of, damage to or condemnation or other taking of, such property for which Borrower is entitled to receive, or receives, insurance proceeds, condemnation proceeds or other similar proceeds or awards.

“Change in Control” means an event or series of events by which (A) (i) any Person or group of Persons acting in concert or other group shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become, after the date hereof, the “beneficial owner” (within the meaning of such term under Rule 13d-3 under the Exchange Act) of Equity Interests of Borrower representing Voting Power having the right to elect at least 50% of the members of the Governing Body of Borrower; or (ii) the Governing Body of KMG Chemicals shall cease to consist of a majority of the individuals who constituted the Governing Body of KMG Chemicals as of the date hereof or who shall have become a member thereof subsequent to the date hereof after having been nominated, or otherwise approved in writing, by at least a majority of individuals who constitute the Governing Body of KMG Chemicals as of the date hereof; or (B) Borrower shall cease to own at least 99% of the Equity Interests and Voting Power of KMEX.

“Closing” means the time and place of actual execution and delivery of this Agreement and, except as waived by Bank, the other documents, instruments and things required by Section 6.1 hereof.

“Closing Certificates” means certificates of even date herewith, signed by a duly authorized representative of each Borrower.

“Collateral” means all of the assets of Borrowers of every kind, nature and description, wherever located, whether now owned or hereafter acquired (other than the Excluded Collateral and interests in any Wachovia Documents), and including the following:

(A)                              All amounts that may be owing from time to time by Bank to Borrower in any capacity, including, without limitation, any balance or share belonging to Borrower, of any Deposit Accounts or other account with Bank;
(B)                                The Pledged Collateral;
(C)                                All of Borrowers’ assets which are or may be subject to Article 9 of the Uniform Commercial Code, together with all replacements therefore, additions and accessions thereto, and proceeds (including, but without limitation, insurance proceeds) and products thereof, including, without limitation, the following:
(1)                                  Accounts;
(2)                                  Chattel Paper;
(3)                                  Commercial Tort Claims;
(4)                                  Deposit Accounts;
(5)                                  Documents;
(6)                                  Equipment;
(7)                                  General Intangibles;

(8)                                  Goods;
(9)                                  Instruments;
(10)                            Intellectual Property Rights;
(11)                            Inventory;
(12)                            Investment Property;
(13)                            Letter-of-Credit Rights;
(14)                            Payment Intangibles;
(15)                            Software;
(16)                            Supporting Obligations;
(17)                            Rights as seller of Goods and rights to returned or repossessed Goods;
(18)                            All existing and future leases and use agreements of personal property entered into by Borrower as lessor with other Persons as lessees, including without limitation the right to receive and collect all rentals and other monies, including security deposits, at any time payable under such leases and agreements;
(19)                            Any existing and future leases and use agreements of personal property entered into by Borrower as lessee with other Persons as lessors, including without limitation the leasehold interest of Borrower in such property, and all options to purchase such property or to extend any such lease or agreement;
(20)                            Fixtures;
(21)                            All moneys of Borrower and all bank accounts, deposit accounts, lock boxes and other accounts in which such moneys may at any time be on deposit or held and all investments or securities in which such moneys may at any time be invested and all certificates, instruments and documents from time to time representing or evidencing any of the same;
(22)                            All claims of Borrower in any pending litigation and/or claims for any insurance proceeds;
(D)                               All Records pertaining to any of the Collateral;
(E)                                 Any and all other assets of any Borrower Party of any kind, nature, or description and which are intended to serve as collateral for the Loans under any one or more of the Security Documents; and
(F)                                 All interest, dividends, Proceeds, products, rents, royalties, issues and profits of any of the property described above, including, without limitation, all monies due and to become due with respect to such property, together with all right to receive the same, and all notes, certificates of deposit, checks and other instruments and property from time to time delivered to or otherwise possessed by Bank for or on behalf of Borrower Party in substitution for or in addition to any of said property.

“Collateral Report” means a fully completed and duly executed Collateral Report and Borrowing Base Certificate delivered by Borrowers to Bank and in the form attached hereto as Exhibit “A”.

“Commitment Fee” means a fee to be paid by Borrowers to Bank at or prior to the Closing, in the amount of $10,000.00.

“Compliance Certificate” means a fully completed and duly executed certificate delivered by Borrowers to Bank and in the form attached hereto as Exhibit “B”.

“Consolidated Basis” means the consolidation of the assets, liabilities, income and losses, as applicable, of (i) Borrowers, and (ii) KMEX, provided that the assets, liabilities, income and losses of KMEX shall be excluded from the definition of “Consolidated Basis” at such time as consolidating statements become available for KMEX and (i) the gross revenues of KMEX arising from sales to any Person other than Borrowers for the trailing twelve (12) months exceeds $2,000,000.00 or (ii) the Equity Owner’s Equity, as reflected on KMEX’s balance sheet, is more than $5,000,000.00.  It is acknowledged that consolidating statements for KMEX are not expected to be available in the reasonably foreseeable future, but that such consolidating statements are expected to be available for the period ended July 31, 2008 not later than forty-five (45) days after the end of such period.

“Current Maturities of Long-Term Indebtedness” means all payments in respect of Long-Term Indebtedness that are required to be made within one year from the date of determination, whether or not the obligation to make such payments would constitute a current Liability of the applicable Person under Generally Accepted Accounting Principles, excluding, however, any such payment required to be made on the ultimate maturity date of such Indebtedness.

“Default” means the occurrence of an event described in Section 10.1 hereof regardless of whether there shall have occurred any passage of time or giving of notice that would be necessary in order to constitute such event as an Event of Default.

“Default Costs” means all Indemnified Losses incurred by Bank by reason of a Default.

“Default Rate” means a variable per annum rate of interest equal to the lesser of (1) two percent (2%) in excess of the Interest Rate otherwise payable hereunder, or (2) the maximum rate allowed by applicable Laws.

“Deposit Accounts” means all bank accounts and other deposit accounts and lock boxes included in the Collateral or established for the benefit of any Bank Party pursuant to the terms of any of the Loan Documents.

“Depreciation Expense” means the depreciation expense of an applicable Person for the applicable period (to the extent included in the computation of Net Income), according to Generally Accepted Accounting Principles.

“Dividends” means dividends and other distributions to the Equity Owners of any applicable Person on account of owing an Equity Interest.

“EBIDA” means, with respect to an applicable Person for the applicable period, Net Income, plus the sum of (without duplication) Interest Expense, Amortization Expense and Depreciation Expense, all determined in accordance with Generally Accepted Accounting Principles.

“EBITDA” means, with respect to an applicable Person for the applicable period, Net Income, plus the sum of (without duplication) Interest Expense, Income Tax Expense, Amortization Expense and Depreciation Expense, all determined in accordance with Generally Accepted Accounting Principles.

“Eligible Account” means, at any time, an Account of Borrower that conforms and continues to conform to the following conditions:

(A)                              The Account is part of the Collateral and Bank’s Lien has been perfected in accordance with applicable Laws;
(B)                                All representations and warranties of Borrower contained in the Loan Documents with respect to such Account are true and correct in all material respects;
(C)                                The Account arose from a bona fide outright sale of Goods by Borrower or from services performed by Borrower in the Ordinary Course of Business, and such Goods have been shipped to the appropriate Account Debtor or its designees (or the sale has otherwise been consummated), or the services have been fully performed for the appropriate Account Debtor;
(D)                               The Account is based upon an enforceable order or contract, written or oral, for Goods shipped or held for services performed and the same were shipped, held, or performed in accordance with such order or contract;
(E)                                 The title of Borrower to the Account is absolute and is not subject to any Lien except Bank’s Lien;
(F)                                 The amount shown on the books of Borrower and on any invoice or statement delivered to Bank is owing to Borrower, less any partial payment that has been made thereon by any Person;
(G)                                The Account shall be eligible only to the extent that it is not subject to any claim of reduction, counterclaim, set off, recoupment, or any claim for credits, allowances, or adjustments by the Account Debtor because of return, inferior, or damaged goods or unsatisfactory services, or for any other reason;
(H)                               The Account Debtor has not returned or refused to retain, or otherwise notified Borrower of any dispute concerning, or claimed nonconformity of, any of the Goods or services from the sale of which the Account arose;

(I)                                    (i) With respect to any Account generated from other than sales of animal health pesticides or agricultural chemicals, the Account is due and payable not more than thirty (30) days from the date of the invoice therefor and is not more than sixty (60) days past due; and (ii) with respect to any Account generated from sales of animal health pesticides or agricultural chemicals, the Account is due and payable not more than ninety (90) days from the date of the invoice therefor and is not more than sixty (60) days past due.
(J)                                   The Account does not arise out of a contract with, or order from, a Account Debtor that, by its terms, forbids or makes void or unenforceable the assignment by Borrower to Bank of the Account arising with respect thereto;
(K)                               Borrower has not received any note, trade acceptance, draft or other instrument with respect to, or in payment of, the Account nor any Chattel Paper with respect to the Goods giving rise to the Account, unless, if any such instrument or Chattel Paper has been received, Borrower immediately notifies Bank and endorses or assigns and delivers the same to Bank;
(L)                                 Borrower has not received any notice of the death of the Account Debtor or a partner thereof; nor of the dissolution, termination of existence, insolvency, business failure, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, or the filing of a petition in bankruptcy, or the commencement of any proceeding under any Bankruptcy or insolvency laws by or against, the Account Debtor.  Upon receipt by Borrower of any such notice, it will immediately give Bank written advice thereof;
(M)                            The Account Debtor is not a foreign entity;
(N)                               The Account Debtor is not an Affiliate of Borrower;
(O)                               If ten percent (10%) or more of the Accounts from the Account Debtor do not qualify as Eligible Accounts hereunder (unless the failure to qualify is solely because of clause (P) immediately following), none of such Account Debtor’s Accounts qualify as Eligible Accounts;
(P)                                 To the extent that the total Eligible Accounts of the Account Debtor represent more than ten percent (10%) of the Eligible Accounts of Borrower at any time, such excess shall be deemed to not qualify as Eligible Accounts; and
(Q)                               Bank has not deemed such Account ineligible because of uncertainty about the creditworthiness of the Account Debtor or because Bank otherwise considers the collateral value thereof to Bank to be impaired or its ability to realize such value to be insecure.

In the event of any dispute under the foregoing criteria about whether an Account is or has ceased to be an Eligible Account, the decision of Bank, to be made in Bank’s discretion, shall control.

“Eligible Inventory” means the Inventory of Borrower which is either raw materials, finished goods or work in process, valued at the lesser of cost (as established on the FIFO method of accounting) or fair market value, provided, however, that Bank may consider any of the following classes of inventory not to be Eligible Inventory:

(A)                              Inventory which is not part of the Collateral, or which is part of the Collateral but with respect to which Bank’s Lien has not been perfected in accordance with applicable Laws.
(B)                                Inventory with respect to which any representation or warranty contained in any of the Loan Documents has been breached.
(C)                                Inventory consisting of “perishable agricultural commodities” within the meaning of the Perishable Agricultural Commodities Act of 1930, as amended, and the regulations thereunder, or on which a Lien has arisen or may arise in favor of agricultural producers under comparable state or local laws;
(D)                               Inventory located on leaseholds if the value of Inventory at any particular leasehold location is more than $250,000.00, if the lessor has not entered into a consent and agreement providing Bank with the right to receive notice of default, the right to repossess such Inventory at any time, and such other rights as may be required by Bank;
(E)                                 Inventory to which the title of Borrower is not absolute, or which is subject to any prior Lien, except Bank’s Lien;
(F)                                 Inventory that is obsolete, unusable or otherwise unavailable for sale;
(G)                                Inventory consisting of promotional, marketing, packaging or shipping materials and supplies;
(H)                               Inventory that fails to meet, in all material respects, all standards imposed by any governmental agency, or department or division thereof, having regulatory authority over such Inventory or its use and sale;
(I)                                    Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any Third Person from whom Borrower has received notice of a dispute in respect of any such agreement;
(J)                                   Inventory located outside the United States (except as may be approved by Bank in its discretion);
(K)                               Inventory with a value at any particular location of more than $250,000.00 that is not in the possession of or under the sole control of Borrower, unless all Persons exercising dominion or control over such Inventory shall have entered into such agreements as may be required by Bank, including agreements providing for the right of Bank to repossess such Inventory at any time and such other rights as may be required by Bank;
(L)                                 Inventory in transit (unless otherwise determined to be eligible by Bank in its discretion after a request for such determination from Borrower); and
(M)                            Inventory returned or repossessed by Account Debtors other than Inventory that is resalable in Borrower’s Ordinary Course of Business.

Additionally, Bank may exclude from Eligible Inventory all or a proportionate part of any particular portion of Borrower’s Inventory which Bank deems ineligible because its market value has declined or because Bank otherwise considers the collateral value thereof to Bank to be impaired or its ability to realize such value to be insecure.

“Environmental Laws” means all Laws of any Jurisdiction relating to the governance or protection of the environment, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”), as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act (“RCRA”), as amended (42 U.S.C. Sections 6901, et seq.), the Clean Water Act, as amended (42 U.S.C. Sections 7401, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601, et seq.).

“Equity Agreements” means any and all agreements of whatever kind by, between and among Borrower and the Equity Owners of Borrower, and relating to Borrower’s Equity Interests.

“Equity Interests” means any and all ownership or other equitable interests in the applicable Person, including any interest represented by any capital stock, membership interest, partnership interest, or similar interest, but specifically excluding any interest of any Person solely as a creditor of the applicable Person.

“Equity Owner” means any Person owning an Equity Interest.

“Equity Owners’ Equity” means, at any time, the sum of the following accounts set forth in a balance sheet of an applicable Person, adjusted to U.S. Dollars by means of applicable foreign currency exchange rates and prepared in accordance with Generally Accepted Accounting Principles:

(A)                              The par or stated value of all outstanding Equity Interests;
(B)                                Capital surplus; and
(C)                                Retained earnings.

“ERISA” means the Federal Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and the regulations and published interpretations thereof.

“ERISA Affiliate” means any Person that would be deemed to be under “common control” with, or a member of the same “controlled group” as, Borrower Party or any of its subsidiaries, within the meaning of the Internal Revenue Code (as applicable to Plans) or ERISA.

“ERISA Event” means any of the following with respect to a Plan: (i) a Reportable Event, (ii) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Plan that results in liability under ERISA, or the receipt by Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to ERISA or that it intends to terminate or has terminated under ERISA, (iii) the distribution by Borrower or any ERISA Affiliate under ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (iv) the commencement of proceedings by the PBGC under ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Borrower or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within thirty (30) days, (vi) the imposition upon Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under ERISA, or the imposition or threatened imposition of any Lien upon any assets of Borrower or any ERISA Affiliate as a result of any alleged failure to comply with the Internal Revenue Code or ERISA in respect of any Plan, (vii) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by Borrower or any ERISA Affiliate, (viii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Internal Revenue Code by any fiduciary of any Plan for which Borrower or any of its ERISA Affiliates may be directly or indirectly liable, or (ix) the adoption of an amendment to any Plan that, pursuant to the Internal Revenue Code or ERISA, would result in the loss of a tax-exempt status of the trust of which such Plan is a part of, and Borrower or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of ERISA.

“Event of Default” means the occurrence of an event described in Section 10.1 hereof provided that there shall have occurred any passage of time or giving of notice that would be necessary in order to constitute such event as an Event of Default under Section 10.1.

“Excluded Collateral” (i) assets of Borrower to the extent the assignment thereof is restricted by a contract or applicable Law and would not otherwise be permitted by Section 9-408 of the UCC; (ii) Borrower’s Real Property; and (iii) until such time as Borrower shall have executed and delivered the Patent and Trademark Security Agreement as provided for in Section 8.16 of this Agreement, Borrower’s patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof.

“Existing Indebtedness” means Indebtedness of Borrowers as reflected on the Most Recent Financial Statements, and which Indebtedness is not being paid or defeased with the proceeds of the Loans at Closing.

“Existing Investments” means Investments of Borrowers as reflected on the Most Recent Financial Statements.

“Extraordinary Receipt” means any consideration received by or paid to or for the account of an applicable Person not in the Ordinary Course of Business, including, without limitation, proceeds from dispositions of assets outside the Ordinary Course of Business, tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof) and indemnity payments.

“Financial Statements” means the Most Recent Financial Statements and the income statements, balance sheets and other financial statements required to be delivered by Borrowers in accordance with this Agreement.

“Financing Statements” means the UCC-1 financing statements (including any amendments and continuations) and UCC-3 financing statements required hereunder or under any other Security Document.

“Fiscal Year” means a twelve-month period of time commencing on the first day of August.

“Fiscal Year-End” means the end of each Fiscal Year.

“Fixed Charge Coverage” means the quotient which is obtained by dividing (i) the sum of EBIDA for the 12-month period preceding the applicable date, plus the Lease and Rental Expense for the 12-month period preceding the applicable date, by (ii) the sum of the Current Maturities of Long-Term Indebtedness as of the applicable date, plus the Interest Expense and Lease and Rental Expense for the 12-month period preceding the applicable date.

“Funded Debt” means as of an applicable time, without duplication, (a) all of the Indebtedness of the applicable Person which is Indebtedness (i) for borrowed money, or (ii) in respect of any Capitalized Lease or the deferred purchase price of property, whether or not interest-bearing and whether or not, in accordance with Generally Accepted Accounting Principles, classified as a current liability or long-term Indebtedness at such date, and whether secured or unsecured, excluding, however, (b) Indebtedness that is (i) accounts payable and accrued expenses and other similar current liabilities incurred in Borrower’s Ordinary Course of Business, and (ii) all Indebtedness of others guaranteed by the applicable Person.

“Generally Accepted Accounting Principles” means generally accepted principles of accounting in effect from time to time in the United States applied in a manner consistent with those used in preparing such financial statements as have heretofore been furnished to Bank by the applicable Person.

“Governing Body” means the board of directors of a Person (or any Person or group of Persons exercising similar authority).

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, any Governmental Authority.

“Governmental Authority” means any nation or government and any political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining thereto, which has or asserts jurisdiction over Bank, Borrower Parties, or any property of any of them.

“Hazardous Materials” and “Hazardous Substances” means “hazardous materials” and “hazardous substances” as defined under any applicable Environmental Law.

“Income Tax Expense” means the income tax expense of an applicable Person for the applicable period (to the extent included in the computation of Net Income), determined in accordance with Generally Accepted Accounting Principles.

“Indebtedness” means, with respect to any Person, all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including, but without limitation or duplication:

(A)                              All obligations of such Person for borrowed money;
(B)                                All obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made;
(C)                                All indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the Ordinary Course of Business) or discounted with recourse;
(D)                               All indebtedness in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise:
(1)                                  To purchase such indebtedness; or
(2)                                  To purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss; or
(3)                                  To supply funds to or in any other manner invest in the debtor;
(E)                                 All indebtedness secured by (or which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any Lien upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed; and
(F)                                 All indebtedness incurred as the lessee of goods or services under leases that, in accordance with Generally Accepted Accounting Principles, should not be reflected on the lessee’s balance sheet.

“Indemnified Losses” means all damages, dues, penalties, fines, costs, amounts paid in settlement, taxes, losses, expenses, and fees, including court costs and Attorneys’ Fees and expenses.

“Interest Expense” means the interest expense of an applicable Person for the applicable period (to the extent included in the computation of Net Income), determined in accordance with Generally Accepted Accounting Principles.

“Interest Rate” means the actual interest rate at which all or any portion of the outstanding principal amount of a Note bears interest from time to time during the term of such Note.

“Investment” means any loan or advance to any Person, any purchase or other acquisition of any capital stock or other ownership or profit interest, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person.

“Jurisdiction” means each and every nation or any political subdivision thereof.

“KMEX” means KMG de Mexico S.A. de C.V., organized under the Laws of Mexico.

“KMEX Plant” means the operating facility owned by KMEX and located in Matamoras, Mexico.

“KMG-Bernuth” means KMG-Bernuth, Inc., a Delaware corporation.

“KMG Chemicals” means KMG Chemicals, Inc., a Texas corporation.

“Laws” means each and all laws, treaties, ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any Governmental Authority, or any court or similar entity established by any thereof, whether now in effect or hereafter enacted.

“Lease and Rental Expense” means the lease and rental expense of an applicable Person for the applicable period (to the extent included in the computation of Net Income), determined in accordance with Generally Accepted Accounting Principles.

“Letter of Credit” means each Letter of Credit issued pursuant to Section 3.1 of this Agreement.

“Letter of Credit Advances” means all amounts owing to Bank under any Letter of Credit Agreement, including, without limitation, all drafts paid by Bank under any Letter of Credit and with respect to which and to the extent that Bank has not been reimbursed.

“Letter of Credit Agreements” means this Agreement and any other agreement of Borrower with Bank and relating to Borrower’s obligation to reimburse Bank with respect to amounts paid under any Letter of Credit and/or the granting of a Lien to Bank to secure any such obligation, together with any and all extensions, revisions, modifications or amendments at any time made thereto.

“Letter of Credit Commitment” means the lesser of (i) One Million and 00/100 Dollars ($1,000,000.00); or (ii) the Unused Revolving Loan Commitment.

“Letter of Credit Facility Fee” means an annual fee payable by Borrowers to Bank with respect to each Letter of Credit, such fee to be payable in advance upon the issuance of such Letter of Credit and on each anniversary date of issuance thereafter so long as such Letter of Credit is outstanding, and equal to one percent (1.0%) of the Available Amount of such Letter of Credit (but not less than $500.00).

“Liabilities” means all Indebtedness that, in accordance with Generally Accepted Accounting Principles, should be classified as liabilities on a balance sheet of a Person.

“LIBOR Market Index Rate” means, for any day, the rate for one month U.S. dollar deposits as reported on Telerate, page 3750, as of 11:00 a.m. (London time) on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

“LIBOR Rate” means, for the applicable LIBOR Rate Interest Period for each LIBOR Rate Borrowing comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate determined pursuant to the following formula:

LIBOR Rate =	London Interbank Offered Rate
1 - LIBOR Reserve Percentage

“LIBOR Rate Borrowing” means a borrowing bearing interest based at a rate determined by reference to the LIBOR Rate, each such borrowing to be in the principal amount of at least $200,000.00 or any larger amount which is an even multiple of $100,000.00.

“LIBOR Rate Interest Period” means, as to each LIBOR Rate Borrowing, a period of one month, two months or three months, as selected pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, commencing on the date of the borrowing (including continuations, conversions and extensions thereof); provided, however, (i) if any LIBOR Rate Interest Period would end on a day which is not a Business Day, such LIBOR Rate Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (ii) no LIBOR Rate Interest Period shall extend beyond the maturity date of the applicable Loan, and (iii) any LIBOR Rate Interest Period with respect to a LIBOR Rate Borrowing that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Rate Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such LIBOR Rate Interest Period.

“LIBOR Reserve Percentage” means for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of LIBOR Rate Borrowings is determined), whether or not Bank has any Eurocurrency liabilities subject to such reserve requirement at that time.  LIBOR Rate Borrowings shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to Bank.  The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

“Lien” means any mortgage, pledge, encumbrance, charge, security interest, lien, assignment or other encumbrance, including any conditional sale agreement or other title retention agreement.

“Liquid Assets” means, as of an applicable time, the following, so long as the same is not subject to any Lien nor subject to any restriction on transferability, whether imposed under applicable Law, by agreement, or otherwise: (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the applicable time; (ii) certificates of deposit and time deposits having maturities of six months or less from the applicable time and issued by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (iii) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investor’s Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the applicable time; (iv) securities with maturities of one year or less from the applicable time and issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (v) securities with maturities of six months or less from the applicable time and backed by standby letters of credit by Bank or any commercial bank satisfying the requirements of clause (ii) of this definition; (vi) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (i) through (iii) of this definition; and (vii) publicly traded securities listed on a nationally recognized securities exchange in the United States.

“Loans” means the loans and other extensions of credit, if any, being made by Bank to Borrowers pursuant to this Agreement, including but not limited to the Revolving Loan, the Term Loan and the Letters of Credit.

“Loan Documents” means this Agreement, the Notes, the Security Documents, the Letter of Credit Agreements, the Closing Certificates, and any and all other agreements, documents and instruments of any kind executed or delivered in connection with, or evidencing, securing, guaranteeing or relating to, the Loans, whether heretofore, simultaneously herewith or hereafter delivered, together with any and all extensions, revisions, modifications or amendments at any time made to any of the foregoing (but specifically excluding any Wachovia Swap Documents).

“London Interbank Offered Rate” means, for any LIBOR Rate Borrowing for any LIBOR Rate Interest Period therefor, either (a) the rate of interest per annum determined by Bank (rounded upward to the nearest 1/100 of 1%) appearing on the Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time), on the second full Business Day preceding the first day of such LIBOR Rate Interest Period, and in an amount approximately equal to the amount of the LIBOR Rate Borrowing and for a period approximately equal to such LIBOR Rate Interest Period, (b) if such rate is for any reason not available, the rate of interest per annum determined by Bank (rounded upward to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time), on the second full Business Day preceding the first day of such LIBOR Rate Interest Period, and in an amount approximately equal to the amount of the LIBOR Rate Borrowing and for a period approximately equal to such LIBOR Rate Interest Period (provided, however, if more than one rate is specified on Reuters Screen LIBO page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary to the nearest 1/100 of 1%)), or (c) if neither of such rates is for any reason available, the rate per annum equal to the rate at which Bank or its designee is offered deposits in Dollars at or about 11:00 A.M. (London time), two Business Days prior to the beginning of such LIBOR Rate Interest Period in the interbank eurodollar market where the eurodollar and exchange operations in respect of its LIBOR Rate Borrowings are then being conducted for settlement in immediately available funds, for delivery on the first day of such LIBOR Rate Interest Period for the number of days comprised therein, and in an amount comparable to the amount of the LIBOR Rate Borrowing to be outstanding during such LIBOR Rate Interest Period.

“Long-Term Indebtedness” means at any date any Indebtedness which matures (or the maturity of which may at the option of the applicable Person be extended such that it matures) more than one year after such date.

“Margin” means (i) until the date of the first Compliance Certificate required hereunder and the adjustment of the Margin as provided herein, one percent (1.0%), and (ii) thereafter, a percentage based upon Borrowers’ ratio of Funded Debt to EBITDA, as follows:

Ratio of Funded Debt to EBITDA	Margin

Equal to or greater than 2.5 to 1.0	2.75%

Equal to or greater than 2.0 to 1.0, but less than 2.5 to 1.0	2.25%

Equal to or greater than 1.75 to 1.0, but less than 2.0 to 1.0	1.70%

Equal to or greater than 1.0 to 1.0, but less than 1.75 to 1.0	1.20%

Less than 1.0 to 1.0	1.00%

“Material Adverse Change” means the occurrence of an event giving rise to a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations or properties of any Borrower Party; (b) the rights and remedies of Bank under any Loan Document, (c) the ability of any Borrower Party to perform its Obligations under any Loan Document to which it is or is to be a party, or (d) the priority of Bank’s Lien.

“Material Contract” means any contract or agreement (other than contracts or agreements with respect to Asset Acquisitions) to which Borrower is a party, by which Borrower or its properties are bound, or to which Borrower is subject and which contract or agreement (i) pursuant to its terms provides for payments or receipts by Borrower which might reasonably be expected to exceed $5,000,000.00 during any Fiscal Year; or (ii) if on account of any breach or termination thereof, would reasonably be expected to cause a Material Adverse Effect.

“Most Recent Financial Statements” means the audited balance sheet and income statement of Borrower dated as of July 31, 2006, as supplemented by management-prepared financial statements dated as of each Quarter-End through the Quarter-End of October 31, 2006.

“Net Cash Proceeds” means (i) in the case of any Casualty or Condemnation Event, the aggregate cash proceeds of insurance, condemnation awards and other compensation received by Borrower in respect of such Casualty or Condemnation Event less (x) reasonable fees and expenses incurred by Borrower in connection therewith, (y) contractually required repayments of Indebtedness to the extent secured by Liens on the property subject to such Casualty or Condemnation Event, and (z) any income or transfer taxes paid or payable by Borrower as a result of such Casualty or Condemnation Event; and (ii) in the case of any Asset Disposition, the aggregate cash payments received by Borrower in connection therewith, less (x) reasonable fees and expenses incurred by Borrower in connection therewith, (y) Indebtedness to the extent the amount thereof is secured by a Lien on the property that is the subject of such Asset Disposition and the transferee of (or holder of the Lien on) such property requires that such Indebtedness be repaid as a condition to such Asset Disposition, and (z) any income or transfer taxes paid or payable by Borrower as a result of such Asset Disposition.

“Net Income” means the net income of an applicable Person for the applicable period as determined in accordance with Generally Accepted Accounting Principles, but excluding for purposes of determining any financial ratios under this Agreement, all Extraordinary Receipts and any Income Tax Expense on such Extraordinary Receipts and any tax deductions or credits on account of such Extraordinary Receipts.

“Notes” means the Revolving Note and the Term Note.

“Notice of Borrowing” means a notice from a Borrower’s Representative in form and substance satisfactory to Bank, such Notice of Borrowing to be substantially in the form attached hereto as Exhibit “C”.

“Notice of Conversion/Continuation” means a notice from a Borrower’s Representative in form and substance satisfactory to Bank, such Notice of Conversion/Continuation to be substantially in the form attached hereto as Exhibit “D”.

“Notice of Issuance” means a notice from Borrower to Bank to be made by telephone and confirmed in writing, specifying therein the information as may be reasonably required by Bank with respect to the issuance of any Letter of Credit under this Agreement.

“Obligations” means the obligations (including obligations of performance) and liabilities of any Borrower Party to any Bank Party of every kind and description whatsoever, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, contracted or arising, or acquired by any Bank Party from any source, joint or several, liquidated or unliquidated, regardless of how they arise or by what agreement or instrument they may be evidenced or whether they are evidenced by any agreement or instrument, and whether incurred as maker, endorser, surety, guarantor, general partner, drawer, tort-feasor, indemnitor, account party with respect to a letter of credit or otherwise, including, but not limited to, obligations arising out of, incurred pursuant to and/or in connection with any Loan Document or any Wachovia Swap Document, and any and all extensions and renewals of any of the same, including but not limited to the obligation:

(A)                              To pay the principal of and interest on the Notes in accordance with the respective terms thereof and/or hereof, including any and all extensions, modifications, and renewals thereof and substitutions therefore;
(B)                                To pay, repay or reimburse Bank for all amounts owing hereunder and/or under any of the other Loan Documents, including the Reimbursement Obligation and all Indemnified Losses and Default Costs;
(C)                                To pay, repay or reimburse to Bank Party the Wachovia Swap Obligations; and
(D)                               To reimburse Bank, on demand, for all of Bank’s expenses and costs, including Attorneys’ Fees and expenses of Bank’s counsel, in connection with the preparation, administration, amendment, modification, or enforcement of this Agreement and the other Loan Documents, including, without limitation, any proceeding brought or threatened to enforce payment of any of the obligations referred to in the foregoing paragraphs (A), (B) and (C).

“Ordinary Course of Business” means an action taken by a Person only if:

(A)                              Such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and
(B)                                Such action is not required to be authorized by the Governing Body of such Person under applicable Laws.

“Organizational Documents” means (i) the articles of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the articles of organization and the operating agreement of a limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (vi) any amendment to any of the foregoing.

“Participant” means any bank, financial institution, Affiliate of Bank, or other entity which enters into a participation agreement with Bank and/or to whom Bank assigns all or a portion of its rights and obligations under this Agreement.

“Payment Due Date” means (i) with respect to any payment of interest accruing at the LIBOR Market Index Rate or with respect to any payment of principal on the Loans, the last day of each calendar month during the term of this Agreement; and (ii) with respect to any payment of interest accruing on any LIBOR Rate Borrowing, the date of expiration of the applicable LIBOR Rate Interest Period.

“Permitted Acquisition” means (A) any Acquisition if the total consideration paid or payable is less than $10,000,000.00 and if (i) Borrower gives Bank not less than ten (10) days prior written notice of such Acquisition; (ii) no later than thirty (30) days after the Acquisition, Borrower shall have executed and delivered such documentation (if any) as may be required by Bank so that Bank shall have a first Lien with respect to any assets acquired in connection with such Acquisition (other than real property); and (iii) no Default shall have occurred and be continuing at the time of the consummation of such Acquisition or would exist immediately after such Acquisition; and (B) any Acquisition if the total consideration paid or payable is equal to or greater than $10,000,000.00 and if (i) Borrower gives Bank not less than thirty (30) days prior written notice of such Acquisition; (ii) Bank consents to such Acquisition (and in granting or denying such consent, Bank may consider, among other things, whether (x) the business acquired is a Permitted Line of Business; (y) immediately after the Acquisition, the business so acquired (and the assets constituting such business) shall be owned and operated by Borrower; (z) immediately after the Acquisition, Borrower shall have executed and delivered such documentation (if any) as may be required by Bank so that Bank shall have a first Lien with respect to any assets acquired in connection with such Acquisition (other than real property); and provided that in any event Bank may withhold such consent if any Default shall have occurred and be continuing at the time of the consummation of such Acquisition or would exist immediately after such Acquisition.

“Permitted Indebtedness” means:

(A)                              The Loans;
(B)                                The Existing Indebtedness;
(C)                                Indebtedness otherwise expressly permitted under the terms of this Agreement or any other Loan Document, if any;
(D)                               Indebtedness arising under any Wachovia Swap Document;
(E)                                 Any Indebtedness arising under any Swap Document entered into as a result of the compliance with any affirmative covenant of any Borrower Party set forth in any Loan Document;
(F)                                 Indebtedness incurred in Borrower’s Ordinary Course of Business and not incurred through the borrowing of money, provided that such Indebtedness is either Unsecured Indebtedness or Indebtedness secured by a Permitted Lien; and
(G)                                Indebtedness (other than Indebtedness specified in clauses (A) through (G) above) in an aggregate amount that shall not exceed $1,000,000.00 in any consecutive twelve-month period.

“Permitted Investments” means:

(A)                              Liquid Assets;
(B)                                Purchases and acquisitions of inventory, supplies, materials and equipment in the Ordinary Course of Business;
(C)                                Investments consisting of loans and advances to employees for reasonable travel, relocation and business expenses in the Ordinary Course of Business or prepaid expenses incurred in the Ordinary Course of Business;
(D)                               Without duplication, Investments consisting of Permitted Indebtedness and Permitted Acquisitions;

(E)                                 Existing Investments;
(F)                                 Investments (other than Investments specified in clauses (A) through (E) above) in an aggregate amount that shall not exceed $1,000,000.00 in any consecutive twelve-month period; and
(G)                                Any other Investments that may be approved in writing by Bank from time to time (including, without limitation, any approval of an investment policy established by Borrower).

“Permitted Liens” means:

(A)                              Bank’s Lien;
(B)                                Those Liens identified on the attached Exhibit “E”;
(C)                                The following Liens, if the granting of such Lien or the attachment of such Lien to the Collateral (i) does not otherwise constitute a Default under the terms of this Agreement, and (ii) does not give rise to a Material Adverse Change:
(1)                                  If the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been stayed and continue to be stayed, and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by Generally Accepted Accounting Principles:

(a)                                  Liens for taxes, assessments or charges due and payable and subject to interest or penalty;

(b)                                 Liens upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(c)                                  Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens; and

(d)                                 Adverse judgments on appeal;

(2)                                  Pledges or deposits made in the Ordinary Course of Business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;
(3)                                  Good faith pledges or deposits made in the Ordinary Course of Business to secure performance of bids, tenders, Contracts (other than for the repayment of borrowed money) or leases, not in excess of ten percent (10%) of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance, payment, bid or other similar bonds required in the Ordinary Course of Business; and

(4)                                  Purchase money security interests granted in the Ordinary Course of Business to secure not more than one hundred percent (100%) of the purchase price of assets.

“Permitted Line of Business” means the business engaged in by Borrower as of the date of this Agreement, and businesses reasonably ancillary thereto.

“Permitted Transfers of Assets” means:

(A)                              Sales of Inventory in the Ordinary Course of Business;
(B)                                The sale or exchange of used or obsolete Equipment to the extent (i) the proceeds of such sale are applied towards, or such Equipment is exchanged for, similar replacement Equipment, or (ii) such Equipment is no longer necessary for the operations of Borrower in the Ordinary Course of Business;
(C)                                (1) the sale or disposition of assets with a value of less than $250,000.00 outside the Ordinary Course of Business, provided that Bank is provided written notice of such sale or other disposition within thirty (30) days of such sale or disposition; and (2) the sale or disposition of assets with a value of $250,000.00 or more outside the Ordinary Course of Business, provided that (i) Bank is provided at least ten (10) days prior written notice of such sale or other disposition, and (ii) with respect to the Collateral, any Net Cash Proceeds from such sales or dispositions are paid as a prepayment of the Loans as and when required by the terms of any Loan Document, and (iii) immediately prior to such sale or disposition, and after giving effect to such sale or disposition, no Default or Event of Default would exist;
(D)                               Any transfer arising from the termination of any Swap Document, if such termination does not give rise to a Default; and
(E)                                 Dividends if immediately prior and subsequent to the payment of any such Dividend, no Default would exist.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, court or Governmental Authority.

“Petroleum Products” means “petroleum products” as defined under any applicable Environmental Law.

“Place for Payment” means a place for payment as from time to time designated by Bank, which place for payment currently is at the address of Bank as hereinafter provided for with respect to notices.

“Plans” means all Single Employer Plans and Multiple Employer Plans, both as defined in ERISA.

“Pledge Agreement” means that certain Pledge Agreement of even date herewith from Borrowers to Bank, together with any and all extensions, revisions, modifications or amendments at any time made thereto.

“Pledged Collateral” means the “Pledged Collateral” as defined in the Pledge Agreement.

“Prohibited Transaction” means a “prohibited transaction” as defined in ERISA.

“Purchase Order” means a valid and binding order for goods to be purchased from Borrower, which order shall be evidenced by an executed purchase order of the respective Account Debtor.

“Quarter” means a period of time of three consecutive calendar months.

“Quarter-End” means the last day of each of January, April, July and October.

“Real Property” means the real property owned by Borrower or in which Borrower has a leasehold interest, which Real Property is described on Schedule 8.13 of this Agreement.

“Records” means correspondence, memoranda, tapes, discs, microfilm, microfiche, papers, books and other documents, or transcribed information of any type, whether expressed in ordinary or machine language, and all filing cabinets and other containers in which any of the foregoing is stored or maintained.

“Regulation T”, “Regulation U”, and “Regulation X” means Regulation T, Regulation U, and Regulation X, respectively, of the Board of Governors of the Federal Reserve System as now or from time to time hereafter in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligation” means the obligation of Borrower to pay the amounts required under Section 3.2 of this Agreement.

“Reportable Event” means a “reportable event” as defined in ERISA, but excluding events for which reporting has been waived.

“Responsible Officer” means, individually and collectively, the president, chief executive officer and chief financial officer of Borrower.

“Revolving Loan” means the loan which Bank has agreed to advance to Borrower in accordance with the terms of Article II of this Agreement.

“Revolving Loan Advancement Termination Date” means the earlier of (i) the Revolving Loan Maturity Date, or (ii) the date of the occurrence of an Event of Default.

“Revolving Loan Advances” means all of the Advances of the Revolving Loan.

“Revolving Loan Commitment” means the lesser of (i) Eight Million and 00/100 Dollars ($8,000,000.00), or (ii) the Borrowing Base.

“Revolving Loan Maturity Date” means the earlier of (a) April 30, 2010, or (b) the occurrence of an Event of Default.

“Revolving Note” means that certain Revolving Note of even date herewith from Borrowers to Bank, in the principal amount of $8,000,000.00, and includes any amendment to or modification of such note and any promissory note given in extension or renewal of, or in substitution for, such note.

“Security Documents” means all documents or instruments of any kind executed or delivered in connection with the Loans, whether delivered prior to, at, or after the Closing, wherein Bank is granted a Lien in any Borrower Party’s assets, and all documents and instruments executed and delivered in connection with any of the foregoing, together with any and all extensions, revisions, modifications or amendments at any time made to any of such documents or instruments, including but not limited to this Agreement, the Pledge Agreement and the Financing Statements.

“Solid Wastes” means “solid wastes” as defined under any applicable Environmental Law.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, as to any Person (the “first person”), another Person (the “second person”) with respect to which such first person directly or indirectly through one or more intermediaries, controls such second person (and a first person shall be deemed to have control if such first person, directly or indirectly, has rights to exercise Voting Power to elect a majority of the members of the Governing Body of the second person).

“Swap Documents” means (A) any agreement (including terms and conditions incorporated by reference therein) which is a rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing); (B) any combination of the foregoing; or (C) any master agreement for any of the foregoing, as any of the foregoing may be amended or supplemented from time to time.

“Tangible Property” means all equipment, machinery, goods, furniture, furnishings, fixtures, supplies, tools, materials, vehicles, books, records, and other tangible personal property owned by Borrower.

“Term Loan” means the loan which Bank has agreed to advance to Borrower in accordance with the terms of Article IV of this Agreement.

“Term Loan Amount” means Eight Million Four Hundred Thousand and 00/100 Dollars ($8,400,000.00).

“Term Loan Maturity Date” means the earlier of (i) January 31, 2013; or (ii) the occurrence of an Event of Default.

“Term Note” means that certain Term Note of even date herewith from Borrowers to Bank, in the principal amount of $8,400,000.00, and includes any amendment to or modification of such note and any promissory note given in extension or renewal of, or in substitution for, such note.

“Third Person” means a Person not a party to this Agreement.

“Unfunded Pension Liability” means “unfunded pension liability” as defined in ERISA.

“Unsecured Indebtedness” means Indebtedness not secured by any Lien.

“Unused Fee” means the fee payable by Borrowers to Bank on each Quarter-End, as determined by Bank as of such Quarter-End in an amount equal to (i) 0.125% times (ii) the daily average of the Unused Revolving Loan Commitment during such Quarter (iii) divided by four (4).

“Unused Revolving Loan Commitment” means at any time (i) the Revolving Loan Commitment, minus (ii) the Available Amount of the Letters of Credit, minus (iii) any outstanding Letter of Credit Advances, minus (iv) any outstanding Revolving Loan Advances.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Voting Power” means, with respect to any Person, the right to vote for the election of the Governing Body of such Person under ordinary circumstances.

“Wachovia Swap Documents” means any Swap Documents entered into between any Borrower Party and any Bank Party.

“Wachovia Swap Obligations” means the obligations (including obligations of performance) and liabilities of any Borrower Party to any Bank Party of every kind and description whatsoever, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, contracted or arising, or acquired by Bank Party from any source, joint or several, liquidated or unliquidated, regardless of how they arise or by what agreement or instrument they may be evidenced or whether they are evidenced by any agreement or instrument, and whether incurred as counterparty, maker, endorser, surety, guarantor, general partner, drawer, tort-feasor, indemnitor, account party with respect to a letter of credit or otherwise, and arising out of, incurred pursuant to and/or in connection with any Wachovia Swap Document, and any and all extensions and renewals of any of the same.

“Without Notice” means without demand of performance or other demand, advertisement, or notice of any kind to or upon the applicable Person, except as may be required under applicable Laws or by express provision of any Loan Document.

1.2                                 Accounting Terms.  Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided herein shall be computed in accordance with, Generally Accepted Accounting Principles.

1.3                                 UCC Terms.  As used herein, unless the context clearly requires to the contrary, terms not specifically defined herein shall have the same respective meanings as are given to those terms in the Uniform Commercial Code as presently adopted and in effect in (i) with respect to KMG-Chemicals, the State of Texas, and (ii) with respect to KMG-Bernuth, the State of Delaware (except in cases and with respect to Collateral when the perfection, the effect of perfection or nonperfection, and the priority of a Lien in the Collateral is governed by another Jurisdiction, in which case such terms shall have the meanings attributed to those terms under such other Jurisdiction).

1.4                                 Construction of Terms.  Whenever used in this Agreement, the singular number shall include the plural and the plural the singular, pronouns of one gender shall include all genders, use of the terms “herein”, “hereof”, and “hereunder” shall be deemed to be references to this Agreement in its entirety unless otherwise specifically provided, and the word “discretion” means in the sole and absolute discretion of the applicable Person(s).

1.5                                 Computation of Time Periods.  For purposes of computation of periods of time hereunder, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “through and including”.

1.6                                 Computation of Margin and Financial Covenants.

(A)                              For purposes of computation of the Margin and the financial covenants set forth in this Agreement, such computation shall be (i) determined by Bank as of each Quarter-End, based on the Compliance Certificate most recently delivered by Borrowers in accordance with the terms of this Agreement, (ii) determined on a Consolidated Basis, and (iii) based on an Annualized Rolling Period, if applicable.
(B)                                Any adjustment in the Margin shall be prospective and shall commence as of the Business Day that the delivery of a Compliance Certificate by Borrowers is required pursuant to Section 9.1(C) (provided that should Borrowers fail to timely deliver a required Compliance Certificate, Bank at its option may adjust the Margin to the highest applicable percentage).

1.7                                 Reference to Borrowers, Borrower Parties and Bank Parties.  Any reference in this Agreement or any other Loan Document to (i) “Borrower” shall mean each and any Borrower, singularly; (ii) “Borrowers” shall mean all the Borrowers, collectively; (iii) “Borrower

Party” shall mean each and any Borrower Party, singularly; (iv) “Borrower Parties” shall mean all the Borrower Parties, collectively; (v) “Bank Party” shall mean each and any Bank Party, singularly; and (v) “Bank Parties” shall mean all the Bank Parties, collectively.

1.8                                 Joint and Several Liability of Borrowers.

(A)                              Each Borrower is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by Bank under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each Borrower to accept joint and several liability for the obligations of each other Borrower.
(B)                                Each Borrower jointly and severally irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each and all of the Borrowers without preferences or distinction among them.
(C)                                If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.
(D)                               The obligations of each Borrower under any Loan Document constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.
(E)                                 Except as otherwise expressly provided in any Loan Document, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any borrowing made under this Agreement, notice of occurrence of any Default or Event of Default, or of any demand for any payment under this Agreement or any other Loan Document, notice of any action at any time taken or omitted by Bank under or in respect of any of the Obligations, any requirement of diligence and, generally, all demands, notice and other formalities of every kind in connection with this Agreement or any other Loan Document.  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Bank at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement or any other Loan Document, any and all other indulgences whatsoever by Bank in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of Bank, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with the applicable laws or regulations thereunder which might, but for the provisions of this Section, afford grounds for terminating, discharging or relieving such

Borrower, in whole or in part, from any of its obligations under this Agreement or any other Loan Document, it being the intention of each Borrower that, so long as any of the Obligations remain unsatisfied, the obligations of such Borrower under this Agreement or any other Loan Document shall not be discharged except by performance and then only to the extent of such performance.  The obligations of each Borrower under this Agreement and the other Loan Documents shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower Party or Bank.  The joint and several liability of Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower Party or Bank.
(F)                                 The provisions of this Section are made for the benefit of Bank and its successors and assigns, and may be enforced from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of Bank first to marshal any of its claims or to exercise any of its rights against any Borrower Party or to exhaust any remedies available against any other Borrower Party or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy.  The provisions of this Section shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Bank upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section will forthwith be reinstated in effect, as though such payment had not been made.
(G)                                Notwithstanding any provision of any Loan Document, the liability of each Borrower under the Loan Documents as of any date shall be limited to an amount equal to the greatest amount that would not render such Borrower’s obligations under the Loan Documents subject to avoidance, discharge or reduction as of such date as a fraudulent transfer or conveyance under applicable Bankruptcy Laws or other Laws, in each instance after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under applicable Bankruptcy Laws or other Laws (specifically excluding, however, any liabilities of such Borrower to the extent that such liabilities would be discharged by payments made by such Borrower hereunder, and after giving effect to any rights of subrogation, contribution, reimbursement, indemnity or similar rights of such Borrower pursuant to applicable Laws or otherwise, including any agreement of such Borrower with any other Person providing for an equitable allocation of such liability).  Each Borrower acknowledges and agrees that the Obligations may from time to time exceed the limitation of liability set forth in the preceding sentence without discharging, limiting or otherwise affecting the obligations of any Borrower under the Loan Documents or the rights and remedies of Bank.

1.9                                 Wachovia Swap Documents.  Notwithstanding any provision of this Agreement, any Loan Document or any Wachovia Swap Document to the contrary, (i) no covenant or agreement of Borrower Party shall prohibit Borrower Party from entering into any Wachovia Swap Document; and (ii) the right of Bank to accelerate any of the Obligations shall not be construed to require the termination or unwinding of any transactions the subject of any Wachovia Swap Documents.

1.10                            Bank as Agent For Other Bank Parties.  To the extent that any Lien is granted to Bank in this Agreement or under any Loan Document as security for any Obligation of any Borrower Party to any Bank Party other than Bank, the Lien so granted shall be deemed to be a Lien granted to Bank as agent for such other Bank Party, without the necessity of any act or consent of any Person.

ARTICLE II

2.                                       THE REVOLVING LOAN

2.1                                  General Terms.  Subject to the terms hereof, Bank will lend Borrowers, from time to time until the Revolving Loan Advancement Termination Date, such amounts which shall not exceed, in the aggregate principal amount at any one time outstanding, the Unused Revolving Loan Commitment.  Subject to the terms hereof, Borrowers may borrow, repay without penalty or premium, and reborrow hereunder, from the date of this Agreement until the Revolving Loan Advancement Termination Date.  If at any time the unpaid principal balance of the Revolving Loan exceeds the amount Borrowers could borrow at such time as set forth herein, Borrowers shall immediately upon demand of Bank pay or cause to be paid such amounts to Bank, to the extent necessary to reduce the Revolving Loan to an amount which Borrowers could borrow at that time.

2.2                                  Disbursement of the Revolving Loan.

(A)                               Except as otherwise provided in a Cash Management Agreement, in order to obtain a Revolving Loan Advance, a Borrower’s Representative shall deliver a Notice of Borrowing to Bank (i) with respect to a Revolving Loan Advance to be made at Closing, not later than the time of Closing, and (ii) with respect to any other Revolving Loan Advance, (x) with respect to Revolving Loan Advances on which interest is to accrue at the Adjusted LIBOR Rate, no later than 2:00 p.m. (Birmingham, Alabama time) on a date not less than three (3) Business Days prior to the date such Revolving Loan Advance is sought, and (y) with respect to Revolving Loan Advances on which interest is to accrue at the Adjusted LIBOR Market Index Rate, no later than 2:00 p.m. (Birmingham, Alabama time) on a date not less than one (1) Business Day prior to the date such Revolving Loan Advance is sought.
(B)                                 After Bank’s receipt of such funds and upon fulfillment of any applicable conditions set forth in this Agreement, Bank will make such funds available to Borrowers by crediting a Borrower’s deposit account with Bank.
(C)                                 Notwithstanding anything contained herein to the contrary, Borrowers shall not be entitled to receive, nor shall Bank be required to disburse, any Revolving Loan Advance after the Revolving Loan Advancement Termination Date.

2.3                                  The Revolving Note.  Borrowers’ obligation to repay the Revolving Loan shall be evidenced by the Revolving Note.

2.4                                  Interest Rate.

(A)                               Except as provided in the immediately succeeding subparagraph (B), during the entire term of the Revolving Note, the outstanding principal balance of the Revolving Note shall bear interest at the Adjusted LIBOR Market Index Rate.
(B)                                 A Borrower’s Representative may from time to time deliver to Bank a Notice of Continuation/Conversion, electing to have all or a portion of the outstanding principal balance of the Revolving Loan accrue interest based on the LIBOR Rate, in which case the applicable LIBOR Rate Borrowing shall bear interest at the Adjusted LIBOR Rate during the applicable LIBOR Rate Interest Period (provided, however, that there shall not be more than four (4) LIBOR Rate Borrowings outstanding at any time with respect to the Revolving Loan).  Following the expiration of any applicable LIBOR Rate Interest Period, if a Borrower’s Representative shall not have timely and properly delivered a Notice of Conversion/Continuation electing a LIBOR Rate Interest Period to commence as of the expiration of the applicable expiring LIBOR Rate Interest Period, then the applicable LIBOR Rate Borrowing shall automatically bear interest at the Adjusted LIBOR Market Index Rate.

2.5                                  Payments of Principal and Interest.  Principal and interest on the Revolving Loan shall be payable as follows:

(A)                               On the first Payment Due Date following the date of the Revolving Note, and on each successive Payment Due Date thereafter until the entire indebtedness evidenced by the Revolving Note is paid in full, Borrowers shall pay to Bank all accrued and unpaid interest on the outstanding principal balance of the Revolving Note.
(B)                                 If not earlier demanded pursuant to Section 10.3 hereof, on the Revolving Loan Maturity Date, the outstanding principal balance of the Revolving Note, together with all accrued and unpaid interest thereon, shall be due and payable to Bank.

2.6                                  Use of Proceeds.  The proceeds of the Revolving Loan shall be used for general working capital needs of Borrower and to pay costs and expenses associated with the closing of the Loans.

ARTICLE III

3                                           LETTERS OF CREDIT

3.1                                  Issuance of Letters of Credit.  Subject to the terms hereof, from time to time until the Revolving Loan Advancement Termination Date, Borrower may request Bank to issue, and Bank agrees to issue, Letters of Credit for the account of Borrower in an aggregate Available Amount for all Letters of Credit not to exceed at any time the Letter of Credit Commitment.  No Letter of Credit shall have an expiration date (including all rights of Borrower or the beneficiary to require renewal) later than the earlier of (i) 60 days before the Revolving Loan Maturity Date, or (ii) one year after the date of issuance thereof.  In order for a Letter of Credit to be issued, a Borrower’s Representative shall deliver a Notice of Issuance to Bank not later than 10:30 a.m. (Birmingham, Alabama time) on a date not less than three (3) Business Days prior to the date the issuance of such Letter of Credit is sought, such Notice of Issuance to be accompanied by the form of the Letter of Credit to be issued.  If (i) the requested form of such Letter of Credit is acceptable to Bank in its discretion, and (ii) if required by Bank, upon execution and delivery of a Letter of Credit Agreement in form and substance satisfactory to Bank, Bank will, subject to the other terms and conditions of this Agreement, issue such Letter of Credit.  In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

3.2                                  Reimbursement and Other Payments.  Borrowers agree to pay to Bank immediately upon demand of Bank (i) at the time when Bank shall pay any draft presented under any Letter of Credit, a sum equal to the amount so paid under such Letter of Credit, plus (ii) interest at the Default Rate on any amount remaining unpaid by Borrowers to Bank under clause (i) above from such time until payment in full..

3.3                                  Additional Remedies.  In addition to any rights and remedies Bank may otherwise have under this Agreement, if (i) any Default shall have occurred, Bank may in its discretion by notice to Borrowers, declare the obligation of Bank to issue any Letter of Credit to be terminated, whereupon the obligation of Bank to issue any Letter of Credit shall forthwith terminate, and (ii) any Event of Default shall have occurred, Bank may make demand upon Borrowers to, and forthwith upon such demand Borrowers will pay to Bank in same day funds at Bank’s office designated in such demand, for deposit in a special Cash Collateral Account to be maintained at such office of Bank, an amount equal to the maximum amount then available to be drawn under the Letters of Credit.   The Cash Collateral Account shall be in the name of Borrowers, but under the sole dominion and control of Bank, and shall be held and disbursed as follows:

(A)                               Bank may from time to time invest funds on deposit in the Cash Collateral Account, reinvest proceeds of any such investments which may mature or be sold, and invest interest or other income received from any such investments, and all such investments and reinvestments shall, for purposes of this Agreement, constitute part of the funds held in the Cash Collateral Account.
(B)                                 If at any time Bank determines that any funds held in the Cash Collateral Account are subject to any right or claim of any Person other than claims arising under this Agreement and/or that the total amount of such funds is less than the maximum amount at such time available to be drawn under the Letters of Credit, Borrowers will, forthwith upon demand by Bank, pay to Bank, as additional funds to be deposited and held in the Cash Collateral Account, an amount equal to the excess of (i) such maximum amount at such time available to be drawn under the Letters of Credit over (ii) the total amount of funds, if any, then held in the Cash Collateral Account which Bank determines to be free and clear of any such right and claim.
(C)                                 Borrower hereby assigns, transfers and sets over, and grants to Bank a Lien on and upon, the Cash Collateral Account, including all funds held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the Obligations.  Borrower agrees that, to the extent notice of sale of any securities shall be required by Law, at least five Business Days’ Notice to Borrowers of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  Bank may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it will so adjourned.

(D)                                Bank may, at any time or from time to time, apply funds from time to time held in the Cash Collateral Account to the payment of (i) any Reimbursement Obligation, and (ii) upon termination of all Letters of Credit and payment in full of all the Reimbursement Obligation, in such order as Bank may elect, as shall have become or shall become due and payable by Borrower to Bank under this Agreement.
(E)                                  Neither Borrower nor any Person claiming on behalf of or through Borrower shall have any right to withdraw any of the funds held in the Cash Collateral Account.

3.4                                  No Liability of Bank.  Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither Bank nor any of its officers or directors shall be liable or responsible for (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit.  In furtherance and not in limitation of the foregoing, Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

3.5                                  Indemnification.  In addition to any other indemnification obligation of Borrower under this Agreement or any other Loan Document, Borrowers hereby agree to indemnify and hold Bank Parties harmless from and against any and all Indemnified Losses which Bank Parties may incur or which may be claimed against Bank Parties by any Person by reason of or in connection with the execution and delivery or transfer of, or payment or failure to make lawful payment under, any Letter of Credit.

ARTICLE IV

4.                                        THE TERM LOAN

4.1                                  Disbursement of the Term Loan.  Subject to the terms hereof, Bank will lend to Borrowers in a single Advance at the Closing the Term Loan Amount.  Bank will credit or pay the proceeds of the Advance of the Term Loan to a Borrower’s deposit account with Bank, or in such other manner as Borrowers and Bank may agree.

4.2                                  The Term Note.  Borrowers’ obligation to repay the Term Loan shall be evidenced by the Term Note.

4.3                                  Interest Rate.

(A)                               Except as provided in the immediately succeeding subparagraph (B), during the entire term of the Term Note, the outstanding principal balance of the Term Note shall bear interest at the Adjusted LIBOR Market Index Rate.

(B)                                 A Borrower’s Representative may from time to time deliver to Bank a Notice of Conversion/Continuation, electing to have all or a portion of the outstanding principal balance of the Term Loan accrue interest based on the LIBOR Rate, in which case the applicable LIBOR Rate Borrowing shall bear interest at the Adjusted LIBOR Rate during the applicable LIBOR Rate Interest Period (provided, however, that there shall not be more than four (4) LIBOR Rate Borrowings outstanding at any time with respect to the Term Loan).  Following the expiration of any applicable LIBOR Rate Interest Period, if a Borrower’s Representative shall not have timely and properly delivered a Notice of Conversion/Continuation electing a LIBOR Rate Interest Period to commence as of the expiration of the applicable expiring LIBOR Rate Interest Period, then the applicable LIBOR Rate Borrowing shall automatically bear interest at the Adjusted LIBOR Market Index Rate.

4.4                                  Payments of Principal and Interest.  Principal and interest on the Term Loan shall be payable as follows:

(A)                               On the first Payment Due Date following the date of this Agreement, and on each successive Payment Due Date thereafter until the entire indebtedness evidenced by the Term Note is paid in full, Borrowers shall pay to Bank all accrued and unpaid interest on the outstanding principal balance of the Term Note, together with a payment of principal each in the amount of $138,000.00.
(B)                                 If not earlier demanded pursuant to Section 10.3 hereof, the outstanding principal balance of the Term Loan, together with all accrued and unpaid interest thereon, shall be due and payable to Bank on the Term Loan Maturity Date.

4.5                                  Use of Proceeds.  The proceeds of the Term Loan shall be used to refinance Existing Indebtedness.

ARTICLE V

5.                                        PAYMENTS, ADDITIONAL COSTS, ETC.

5.1                                  Payment to Bank.

(A)                               All monies payable to Bank under this Agreement or under the Notes shall be paid directly to Bank in immediately available funds at the Place for Payment.  If Bank shall send Borrowers statements of amounts due hereunder, such statements shall be considered correct and conclusively binding on Borrowers, unless Borrower notifies Bank to the contrary within thirty (30) days of its receipt of any statement which it deems to be incorrect.  Alternatively, at its discretion, Bank may charge against any deposit account of Borrower all or any part of any amount owed by Borrower hereunder.
(B)                                 All payments to be made by Borrower hereunder will be made to Bank not later than 1:00 p.m. at the Place for Payment.  Payments received after 1:00 p.m. at the Place for Payment shall be deemed to be payments made prior to 1:00 p.m. at the Place for Payment on the next succeeding Business Day.  Borrower hereby authorizes Bank to charge its accounts with Bank in order to cause timely payment of amounts due hereunder to be made.

(C)                                 At the time of making each such payment, Borrower shall, subject to the other terms and conditions of this Agreement, specify to Bank the Loan or other obligation of Borrower hereunder to which such payment is to be applied.  In the event that Borrower fails to so specify the relevant Loan or if an Event of Default shall have occurred and be continuing, Bank may apply such payments as it may determine in its discretion.

5.2                                  Late Payments.  If any scheduled payment, whether principal, interest or principal and interest, is late ten (10) days or more, Borrower agrees to pay a late charge equal to five percent (5%) of the amount of the payment which is late, but not more than the maximum amount allowed by applicable Laws.  The foregoing provision shall not be deemed to excuse a late payment or be deemed a waiver of any other rights Bank may have under this Agreement, including, subject to the terms hereof, the right to declare the entire unpaid principal and interest immediately due and payable.

5.3                                  Prepayment.

(A)                               Borrowers may prepay or cause to be prepaid the principal of the Loans in whole or, from time to time, in part, without premium or penalty.
(B)                                 Except as may otherwise be agreed to by Bank, promptly upon the receipt of any Net Cash Proceeds in an amount in excess of $1,000,000.00 and arising from an Asset Disposition or a Casualty or Condemnation Event, Borrowers shall pay such Net Cash Proceeds to Bank to be applied as a prepayment of the Term Loan.
(C)                                 All partial prepayments, whether voluntary or mandatory, shall be applied against principal and interest as Bank may determine in its discretion, provided that no prepayment shall entitle Borrowers to cease making any payment as otherwise scheduled hereunder.
(D)                                No prepayment of any Loan shall alter the notional amount of any transaction under any Wachovia Swap Document or otherwise affect any Borrower Party’s obligations under any Wachovia Swap Documents, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Wachovia Swap Documents.

5.4                                  Default Rate.  Notwithstanding any provision herein or in any other Loan Document to the contrary, upon the occurrence and during the continuance of an Event of Default, the Interest Rate payable on the Loans shall be the Default Rate.

5.5                                  No Setoff or Deduction.  All payments of principal of and interest on the Loans and other amounts payable by Borrowers hereunder shall be made by Borrowers without setoff or counterclaim, and, subject to the next succeeding sentence, free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any Governmental Authority, or by any department, agency or other political subdivision or taxing authority.  If any such taxes, levies, imposts, duties, fees, assessments or other charges are imposed, Borrowers will pay such additional amounts as may be necessary so that payment of principal of and interest on the Loans and other amounts payable hereunder, after withholding or deduction for or on account thereof, will not be less than any amount provided to be paid hereunder and, in any such case, Borrowers will furnish to Bank certified copies of all tax receipts evidencing the payment of such amounts within 30 days after the date any such payment is due pursuant to applicable Laws.

5.6                                  Payment on Non-Business Day; Payment Computations.  Except as otherwise provided in this Agreement to the contrary, whenever any installment of principal of, or interest on, any Loan or other amount due hereunder becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (unless such next succeeding Business Day does not fall within the same calendar month, in which case the maturity thereof shall be shortened to the immediately preceding Business Day).  In the case of any extension in the time for payment of any installment of principal, interest shall be payable thereon at the rate per annum determined in accordance with this Agreement during such extension.

5.7                                  Indemnification.  If Borrowers make any payment of principal with respect to any LIBOR Rate Borrowing on any other date than the last day of a LIBOR Rate Interest Period applicable thereto, or if Borrowers fail to borrow any LIBOR Rate Borrowing after notice has been given to Bank in accordance with this Agreement, or if Borrowers fail to make any payment of principal or interest in respect of any LIBOR Rate Borrowing when due, Borrowers shall reimburse Bank on demand for any resulting loss or expense incurred by Bank, including without limitation any loss incurred in obtaining, liquidating or employing deposits from third parties, whether or not Bank shall have funded or committed to fund such LIBOR Rate Borrowing.  A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrowers, shall be conclusive and binding for all purposes absent manifest error in computation.  Calculation of all amounts payable to Bank under this Section shall be made as though Bank shall have actually funded or committed to fund such LIBOR Rate Borrowing through the purchase of an underlying deposit in an amount equal to the amount of such LIBOR Rate Borrowing in the relevant market and having a maturity comparable to the related LIBOR RATE Interest Period and through the transfer of such deposit to a domestic office of Bank in the United States; provided, however, that Bank may fund such LIBOR Rate Borrowing in any manner it sees fit and the foregoing assumption shall be utilized only for the purpose of calculation of amounts payable under this Section.

5.8                                  360-Day Year.  All interest payable under the Notes shall be calculated on the basis of a 360-day year by multiplying the outstanding principal amount by the applicable per annum rate, multiplying the product thereof by the actual number of days elapsed, and dividing the product so obtained by 360.

5.9                                  No Requirement to Actually Obtain Funds.  Notwithstanding the fact that the Interest Rate pursuant to the Loans may be calculated based upon Bank’s cost of funds, Borrowers agree that Bank shall not be required actually to obtain funds from such source at any time.

5.10                            Usury Limitation.  If, at any time, the Interest Rate payable on the Loans shall be deemed by any competent court of law or any Governmental Authority to exceed the maximum rate of interest permitted by any applicable Laws, then, for such time as the Interest Rate would be deemed excessive, its application shall be suspended and there shall be charged instead the maximum rate of interest permissible under such Laws, and any excess interest actually collected by Bank shall be credited as a partial prepayment of principal.

ARTICLE VI

6.                                        CONDITIONS PRECEDENT

The obligation of Bank to make the Loans and any Advance hereunder, and to issue any Letter of Credit, is subject to the following conditions precedent:

6.1                                  Documents Required for the Closing.  Prior to or concurrently with the Closing, the following instruments and documents, duly executed by all proper Persons and in form and substance satisfactory to Bank, shall have been delivered to Bank:

(A)                               This Agreement;
(B)                                 The Notes;
(C)                                 The Pledge Agreement, together with the original stock certificates, stock powers and other items required to be delivered thereunder;
(D)                                The Closing Certificates;
(E)                                  The Financing Statements, together with evidence that such Financing Statements have been duly recorded in all filing or recording offices that Bank may deem necessary or desirable in order to perfect Bank’s Lien on the Collateral, and that all filing and recording taxes and fees have been paid;
(F)                                  With respect to each Borrower Party (other than a Borrower Party that is an individual), a certificate of an officer or other representative acceptable to Bank dated as of the date of this Agreement, certifying as to the incumbency and signatures of the representative(s) of such Borrower Party signing, as applicable, this Agreement and each of the other Loan Documents, and each other document to be delivered pursuant hereto, together with the following documents attached thereto:
(1)                                   A copy of the resolutions of such applicable Person’s Governing Body authorizing the execution, delivery and performance of this Agreement, each of the Loan Documents, and each other document to be delivered pursuant hereto, as applicable;
(2)                                   A copy, certified as of the most recent date practicable by the secretary of state (or similar Governmental Authority) of the state, province, or other Jurisdiction where such Person is organized, of such Person’s Organizational Documents filed with such secretary of state (or similar Governmental Authority);
(3)                                   A copy of such Person’s other Organizational Documents;
(G)                                 A certificate, as of the most recent date practicable, of the secretary of state (or similar appropriate Governmental Authority) and department of revenue or taxation (or similar appropriate Governmental Authority) of each Jurisdiction in which each Borrower Party

(other than a Borrower Party that is an individual) is organized as to the existence and good standing of each such Person within such Jurisdiction, and a certificate, as of the most recent date practicable, of the secretary of state (or similar appropriate Governmental Authority) of each state where any of the Collateral is located as to the qualification and good standing of Borrower Party as a foreign entity doing business in each such state;
(H)                                A written opinion of counsel to Borrowers, dated as of the date of Closing and addressed to Bank, in form and substance acceptable to Bank;
(I)                                     The Most Recent Financial Statements, in form and substance acceptable to Bank;
(J)                                    Certificates, in form and substance satisfactory to Bank, attesting to the Solvency of Borrowers and after giving effect to the transactions contemplated hereby;
(K)                                UCC-11 reports showing no Liens superior to Bank’s Lien, except for the Permitted Liens;
(L)                                  Evidence satisfactory to Bank that Borrowers have obtained all insurance policies as required under this Agreement and/or any of the other Loan Documents, together with evidence satisfactory to Bank that all premiums therefore have been paid and that all such policies are in full force and effect; and
(M)                             Receipt and approval by Bank of all other items reasonably required to be provided to Bank, and not otherwise set forth above.

6.2                                  Certain Events Required for Closing and for all Advances.  At the time of the Closing and at the time of each Advance, Bank shall be satisfied that:

(A)                               No Default shall have occurred and be continuing;
(B)                                 No Material Adverse Change shall have occurred;
(C)                                 All of the Loan Documents shall have remained in full force and effect, and no Borrower Party shall have questioned or challenged the enforceability of any provision of any of the Loan Documents;
(D)                                Borrowers shall have paid the Commitment Fee, the Unused Fee, the Letter of Credit Fees, and all other fees, expenses, costs and other amounts then owing to Bank;
(E)                                  All Indebtedness to be prepaid, redeemed or defeased with the proceeds of any Advance shall have been satisfied and extinguished;
(F)                                  There shall exist no action, suit, investigation, litigation or proceeding affecting any Borrower Party pending or threatened before any court, governmental agency or arbitrator that (i) except as set forth on the attached Schedule 6.2(F), would reasonably be expected to have a Material Adverse Effect, or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby;

(G)                                 All Governmental Approvals necessary in connection with the Loan Documents and the transactions contemplated hereby and thereby shall have been obtained (without the imposition of any conditions that are not acceptable to Bank) and shall remain in effect other than such Governmental Approvals the failure to obtain which shall not affect the enforceability, validity or binding effect of any of the Loan Documents; all applicable waiting periods shall have expired without any action being taken by any competent authority; and no Law shall be applicable in the judgment of Bank that restrains, prevents or imposes materially adverse conditions upon the Loan Documents and the transactions contemplated hereby and thereby;
(H)                                Borrower will be able to meet its obligations under all Plans, that the Plans are, in all material respects, funded in accordance with the minimum statutory requirements, that no material “reportable event” (as defined in ERISA, but excluding events for which reporting has been waived) has occurred as to any such Plan and that no termination of, or withdrawal from, any such Plan has occurred or is contemplated that could result in a material liability;
(I)                                     There shall have been delivered to Bank evidence of insurance naming Bank as insured and loss payee (as applicable) with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as is satisfactory to Bank or as otherwise required under any Loan Document; and
(J)                                    There shall have been delivered to Bank the Collateral Reports and Compliance Certificates as required under this Agreement and reflecting compliance with the terms of this Agreement.

6.3                                  Legal Matters.  At the time of Closing, and the disbursement of each Advance, all legal matters incidental thereto shall be satisfactory to Burr & Forman LLP, counsel to Bank.

6.4                                  Election to Make Advances Prior to Satisfaction of Conditions Precedent.  In the event Bank, at its option, elects to make one or more Advances prior to receipt and approval of all items required by this Article, such election shall not constitute any commitment or agreement of Bank to make any subsequent Advance until all items required by this Article have been delivered.

ARTICLE VII

7.                                        COLLATERAL SECURITY

7.1                                  Grant of Lien.

(A)                               As security for the prompt satisfaction of all Obligations, Borrower hereby assigns, transfers and sets over to Bank all of Borrower’s Interest in and to, and grants Bank a Lien on, upon and in the Collateral.
(B)                                 No submission by Borrower to Bank of a schedule or other particular identification of Collateral shall be necessary to vest in Bank security title to and a security interest in each and every item of Collateral now existing or hereafter created and acquired, but rather such title and security interest shall vest in Bank immediately upon the creation or acquisition or any item of Collateral hereafter created or acquired, without the necessity for any other or further action by Borrower or by Bank.

7.2                                  Maintenance of Lien.

(A)                               Borrower authorizes Bank to file one or more Financing Statements (including initial financial statements and continuation and amendment statements) to perfect Bank’s Lien in the Collateral pursuant to the Uniform Commercial Code, such Financing Statements to be in form and substance as required by Bank.
(B)                                 Borrower hereby appoints Bank as its attorney-in-fact (without requiring Bank to act as such) to file any Financing Statement in the name of Borrower, and to perform all other acts that Bank deems appropriate to perfect and continue Bank’s Lien and to protect and preserve the Collateral.
(C)                                 In connection with Bank’s Lien, Borrower will:
(1)                                   Execute and deliver, and cause to be executed and delivered, such documents and instruments, including amendments to the Security Documents and Financing Statements (including amendments thereto and continuation statements thereof) in form satisfactory to Bank as Bank, from time to time, may specify, and pay, or reimburse Bank upon demand for paying, all costs and taxes of filing or recording the same in such Jurisdictions as Bank may designate; and
(2)                                   Take such other steps as Bank, from time to time, may direct to protect, perfect, and maintain Bank’s Lien.

ARTICLE VIII

8.                                        REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants to Bank (provided that it is understood that each Borrower is making its representations only on its own behalf, and only to the extent of its knowledge with respect to any other Borrower), knowing that Bank will rely on such representations and warranties as an inducement to make the Loans, that:

8.1                                  Existence.  KMG Chemicals is a duly organized and existing Texas corporation in good standing, is duly qualified and in good standing as a foreign corporation in each other Jurisdiction where the failure to be so qualified might reasonably be expected to have a Material Adverse Effect, and KMG Chemicals has full power and authority to consummate the transactions contemplated by this Agreement.  KMG-Bernuth is a duly organized and existing Delaware corporation in good standing, is duly qualified and in good standing as a foreign corporation in each other Jurisdiction where the failure to be so qualified might reasonably be expected to have a Material Adverse Effect, and KMG-Bernuth has full power and authority to consummate the transactions contemplated by this Agreement.

8.2                                  Authority.  The execution, delivery and performance of all of the Loan Documents have been duly authorized by all requisite action by each Borrower Party a party thereto.  All of the Loan Documents have been duly executed and delivered and constitute valid and binding obligations of each Borrower Party a party thereto, enforceable in accordance with their respective terms (except as may be limited by applicable Bankruptcy Laws and other Laws affecting the enforceability of creditors’ rights generally and principles of equity), and Bank will be entitled to the benefits of all of the Loan Documents.

8.3                                  Name.  Set forth on Schedule 8.3 is a complete and accurate list of (i) all names under which Borrowers have done business in the last six years; and (ii) the names of all Persons whose assets (x) were acquired in the last six years by Borrower outside of Borrower’s Ordinary Course of Business, (y) were included as assets of Borrowers on the Most Recent Financial Statements with a market value of more than $250,000.00, and (z) constitute part of the Collateral.

8.4                                  Material Contracts.  Set forth on Schedule 8.4 is a complete and accurate list of all of the Material Contracts.

8.5                                  Consents or Approvals.

(A)                               Except for approvals, authorizations already obtained and remaining in effect, and notices to and filings already given and made, no consent or approval of any Third Person, and no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Third Person is required with respect to the operation of Borrower’s business (unless the failure to obtain or file such approvals, authorizations, notices and filings would not reasonably be expected to have a Material Adverse Effect).
(B)                                 No consent of any Third Person and no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Third Person that is required has not been obtained either (i) for the due execution, delivery, recordation, filing or performance by any Borrower Party of this Agreement or any other Loan Document or for the consummation of the transaction contemplated hereby, (ii) for the mortgage, pledge, assignment, or grant by Borrower of Bank’s Lien, (iii) for the perfection or maintenance of Bank’s Lien, except for the recording of the Financing Statements, or (iv) for the exercise by Bank of its rights or remedies provided for in this Agreement or in any of the other Loan Documents (except as may be required by applicable Laws in connection with the foreclosure and disposition of the Collateral).  All applicable waiting periods, if any, in connection with the transactions contemplated hereby have expired without any action having been taken by any Person restraining, preventing or imposing materially adverse conditions upon the rights of Borrower to enter into and perform its obligations under this Agreement.

8.6                                  Violations or Actions Pending.  There are no actions, suits, or proceedings pending or, to the best of Borrower’s knowledge, threatened, which might reasonably be expected to have a Material Adverse Effect or which might reasonably be expected to impair the value of the Collateral.  Borrower is not in violation of any agreement the violation of which will have, or might reasonably be expected to have, a Material Adverse Effect, and Borrower is not in violation of any order, judgment or decree of any court, or any statute or governmental regulation to which Borrower is subject with respect to which the violation thereof which will  have, or might reasonably be expected to have, a Material Adverse Effect.  The execution and performance of any Loan Document by Borrower will not result in any breach of or default under any mortgage, lease, credit or loan agreement or any other instrument which may bind or affect Borrower.

8.7                                  Affiliates.  Borrower has no Affiliates (other than officers and directors) except (i) as disclosed on the attached Schedule 8.7, or (ii) Affiliates with a Tangible Net Worth of less than $1,000,000.00.

8.8                                  Existing Indebtedness.  Borrower is not in default with respect to any of the Existing Indebtedness.

8.9                                  Defaults Under Material Contracts.  There is not existing any default or event of default under any Material Contract which might reasonably be expected to have a Material Adverse Effect.

8.10                            Tax Returns.  All federal, state, local and other tax returns and reports of Borrower required by Laws to have been completed and filed have been completed and duly filed, and all taxes, assessments and withholdings shown on such returns or billed to Borrower have been paid, and Borrower maintains adequate provisions and accruals in respect of all such federal, state, local and other taxes, assessments and withholdings.  There are no unpaid assessments pending against Borrower for any taxes or withholdings, and Borrower knows of no basis therefor.

8.11                            Financial Statements. All Financial Statements heretofore given and hereafter given to Bank are and will be true and complete in all material respects as of their respective dates and prepared in accordance with Generally Accepted Accounting Principles, and fairly represent and will fairly represent the financial conditions of the Persons to which they pertain as of the respective dates thereof, and  upon delivery to Bank, no Material Adverse Change has or will have occurred after the respective date thereof, except as may be disclosed in writing to Bank.

8.12                            Good and Marketable Title. Borrower has good and marketable title to all of its assets, including, without limitation, Borrower’s Interest in the Collateral, subject to no Liens, except for Permitted Liens.

8.13                            Real Property Locations.  Set forth on Schedule 8.13 is a complete and accurate list of the Real Property, showing as of the date hereof the street address, county or other relevant jurisdiction, state, and record owner thereof.

8.14                            Solvency.  Borrower is Solvent.

8.15                            ERISA.  Each Plan is and has been administered in compliance in all material respects with all applicable Laws, including without limitation, the applicable provisions of ERISA and the Internal Revenue Code.  No ERISA Event has occurred and is continuing or, to the knowledge of Borrower, is reasonably expected to occur with respect to any Plan, in either case that would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.   No Plan has any Unfunded Pension Liability, and neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, in either instance where the same would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

8.16                            Priority of Liens.  Bank’s Lien constitutes a first Lien against the Collateral, prior to all other Liens, including those which may hereafter accrue, except for the Permitted Liens.

8.17                            Patents, Copyrights, Etc.  Except as disclosed on Schedule 8.17 (i) Borrower has no patents, trademarks, trade names, service marks or copyrights, and (ii) no Collateral is subject to any license agreement relating to patents, trademarks, trade names, service marks, or copyrights, which could, directly or indirectly, preclude or render impracticable the realization of Bank’s Lien or materially diminish the value of such Collateral.  Upon the occurrence of any Default and demand of Bank, Borrower shall promptly execute and deliver to Bank a Patent and Trademark Security Agreement in form and substance as may be reasonably required by Bank, in order to grant to Bank a Lien in all of Borrower’s patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof.

8.18                            Accuracy of Documents.  All documents furnished to Bank by or on behalf of any Borrower Party as part of or in support of the application for the Loans or the Loan Documents are true, correct, complete and accurately represent the matters to which they pertain.

8.19                            Environmental Matters. Except as disclosed on Schedule 8.19, or except as would not reasonably be expected to give rise to a Material Adverse Change, (a) Borrower is not in material violation of or subject to any existing, pending or threatened investigation or inquiry by any Governmental Authority or any remedial obligations under any applicable Environmental Laws, and Borrower will promptly notify Bank if any Responsible Officer becomes aware of any such investigation or inquiry; (b) except for Governmental Approvals already obtained, Borrower has not obtained and is not required to obtain any Governmental Approvals to construct, occupy, operate or use any buildings, improvements, fixtures or equipment by reason of any Environmental Laws; and (c) Borrower covenants and agrees that it will not cause there to be any material violation of any Environmental Law in connection with the disposal or release of Petroleum Products, Hazardous Substances, Hazardous Materials or Solid Wastes.

8.20                            Full Disclosure.  All material factual information heretofore or contemporaneously furnished to Bank by or on behalf of Borrower for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all other such factual information hereafter furnished to Bank in writing by or on behalf of Borrower will be, true and accurate in all material respects on the date as of which such information is dated or certified (or, if such information has been amended or supplemented, on the date as of which any such amendment or supplement is date or certified) and not made incomplete by omitting to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such information was provided, not materially misleading.

8.21                            Regulated Industries.  Borrower is not (i) an “investment company,” a company “controlled” by an “investment company,” or an “investment advisor,” within the meaning of the Investment Company Act of 1940, as amended, or (ii) a “holding company,” a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

8.22                           Insurance.  The assets, properties and business of Borrower and KMEX are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility, and upon request of Bank, Borrower shall provide (and shall cause KMEX to provide) Bank with insurance certificates and copies of insurance policies then in effect (it being understood that Borrowers do not maintain coverages for products liability insurance on Borrowers’ wood treating products).

8.23                           Anti-Terrorism Laws.

(A)                              General.  Neither Borrower nor any Affiliate of Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
(B)                                Executive Order No. 13224.
(1)                                  Neither Borrower nor any Affiliate of Borrower is any of the following (each a “Blocked Person”):

(a)                                  A Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(b)                                 A Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(c)                                  A Person with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(d)                                 A Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(e)                                  A Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement  official publication of such list; or

(f)                                    A Person who is affiliated with a Person listed above.

(2)                                  Neither Borrower nor any Affiliate of Borrower (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

8.24                           Securities Laws.  Borrower has filed and will continue to file when and as due all reports required under Section 15(b) of the Securities Exchange Act of 1934 (provided that any delayed filing shall not constitute a Default so long as (x) such delayed filing does not continue for more than one hundred eighty (180) days, (y) Bank is notified of the delayed filing within thirty (30) days of the original filing due date and is provided a writing setting forth with reasonable particularity the reasons for such delayed filing) and (z) if requested by Bank, Borrower will provide periodic updates with respect to the status of the delayed filing.

8.25                           Continuing Effectiveness.  All representations and warranties contained herein shall be deemed continuing, continually republished, and in effect at all times while Borrower remains indebted to Bank pursuant to the Loans and shall be deemed to be incorporated by reference at the time of each Advance unless Borrower specifically notifies Bank of any change therein.

ARTICLE IX

9.                                       BORROWER’S COVENANTS

Each Borrower does hereby covenant and agree with Bank that, so long as any of the Obligations remain unsatisfied or any commitments hereunder remain outstanding, such Borrower at all times will comply or cause to be complied with the following covenants:

9.1                                 Affirmative Covenants.

(A)                              Borrower will duly and promptly pay and perform all of Borrower’s Obligations to Bank Parties according to the terms of this Agreement, the other Loan Documents and the Wachovia Swap Documents, and will cause each other Borrower Party to perform such other Borrower Party’s Obligations to Bank Parties according to the terms of this Agreement, the other Loan Documents and the Wachovia Swap Documents.

(B)                                Borrower will use the proceeds of the Loans only for the purposes permitted herein, or as Bank may have otherwise approved from time to time; and Borrower will furnish Bank such evidence as it may reasonably require with respect to such uses.

(C)                                Borrower will furnish or cause to be furnished to Bank:

(1)                                  Within forty-five days after each Quarter-End (a) an unaudited (management-prepared) income statement of Borrowers and KMEX (on a Consolidated Basis) for such Quarter, and (b) an unaudited (management-prepared) balance sheet of Borrowers and KMEX (on a Consolidated Basis) for such Quarter, all in reasonable detail with Bank having full access to all supporting schedules and comments, such income statements and balance sheets to be prepared in accordance with Generally Accepted Accounting Principles consistently applied by Borrowers and KMEX, except for any inconsistencies explained therein;

(2)                                  Within one hundred twenty (120) days after each Fiscal Year-End (a) a statement of Equity Owners’ Equity for Borrowers and KMEX (on a Consolidated Basis), (b) an income statement of Borrowers and KMEX (on a Consolidated Basis) for such Fiscal Year, and (c) a balance sheet of Borrowers and KMEX (on a Consolidated Basis) as of the end of such Fiscal Year, all in reasonable detail, including all supporting schedules and comments; the statements and balance sheets to be audited by an independent certified public accountant selected by Borrowers and KMEX and acceptable to Bank, and certified by such accountants to have been prepared in accordance with Generally Accepted Accounting Principles consistently applied by Borrowers and KMEX, except for any inconsistencies explained in such certificate; and Bank shall have the right, from time to time, to discuss any Borrower Party’s and KMEX’s affairs directly with such Person’s accountants, and any such accountants are authorized and directed to give Bank any information Bank may request at any time regarding the financial affairs of Borrower Party and KMEX, and are authorized and directed to furnish Bank with copies of any documents in their possession related thereto;

(3)                                  Promptly after sending or making available or filing of the same, copies of all reports, proxy statements and financial statements (if any) that Borrower sends or makes available to its Equity Owners and all registration statements and reports that Borrower files with the Securities and Exchange Commission (or any other similar Governmental Authority) or any successor Person; and

(4)                                  Within forty-five (45) days after each Quarter-End, a Compliance Certificate; and
(5)                                  Within forty-five (45) days after each Quarter-End, a Collateral Report for the immediately preceding Quarter, certified to be correct by the principal financial officer of Borrowers (together with a Schedule of Accounts and Schedule of Inventory if required under Section 9.10 of this Agreement).
(D)                               Borrower will pay or cause to be paid when due (i) the Commitment Fee, the Unused Fee, the Letter of Credit Fees and all other fees and expenses owing to Bank; and (ii) all expenses involved in perfecting Bank’s Lien or the priority of Bank’s Lien and all other expenses of Bank related to the Loans, or the protection and preservation of the Collateral, or the interpretation, administration and enforcement of any provision of this Agreement, or the preparation and negotiation of this Agreement, any of the other Loan Documents, or amendments to any of them, including, without limitation, recording fees and taxes, tax, title and lien search charges, and Attorneys’ Fees (including Attorneys’ Fees at trial and on any appeal by Borrower or Bank), real property taxes and insurance premiums.
(E)                                 Borrower will permit Bank and its agents to have access to the Collateral at reasonable times.
(F)                                 After the occurrence of a Default and upon demand of Bank, Borrower will cause, or permit Bank to cause, all or any part of the Tangible Property comprising part of the Collateral to be appraised (or reappraised) at Borrower’s expense at any time.
(G)                                If any of the information or disclosures provided on any Schedule originally attached hereto become outdated or incorrect in any material respect, Borrower shall deliver to Bank as part of a Compliance Certificate such revision or updates to such Schedule as may be necessary or appropriate to update or correct such Schedule; provided, that no such revisions or updates to any such Schedule shall be deemed to have amended, modified or superseded such Schedule as originally attached hereto, or to have cured any breach of warranty or misrepresentation resulting from the inaccuracy or incompleteness of any such Schedule unless and until Bank shall have accepted in writing such revisions or updates to such Schedule.
(H)                               Borrower will certify to Bank upon request by Bank that:
(1)                                  Borrower has complied with and is in compliance with all terms, covenants and conditions of this Agreement which are binding upon it;
(2)                                  There exists no Default; or, if such is not the case, that one or more specified Defaults have occurred; and
(3)                                  The representations and warranties contained in this Agreement are true with the same effect as though made on the date of such certificate, except for those representations and warranties which relate to a specific date.
(I)                                    Borrower will, when requested so to do, make available for inspection and audit by duly authorized representatives of Bank any of its Records, and will furnish Bank any information regarding its business affairs and financial condition within a reasonable time after written request therefore.  Borrower shall reimburse Bank for all costs associated with such audit if the audit reveals a material discrepancy in any financial report, statement or other document provided to Bank pursuant to this Agreement.
(J)                                   Borrower will keep accurate and complete Records, consistent with sound business practices.
(K)                               Within ten (10) days of Bank’s request therefore, Borrower will furnish or cause to be furnished to Bank copies of income tax returns filed by Borrower Parties and KMEX.
(L)                                 Borrower will pay when due (or within applicable grace periods) all Indebtedness due Third Parties, unless the failure so to pay such Indebtedness would not give rise to a Material Adverse Change.
(M)                            Borrower will notify Bank thirty (30) days in advance of any change in the Jurisdiction of organization of Borrower, any change in the location of any place of business of Borrower or of the establishment of any new place of business, or the discontinuance of any existing place of business.
(N)                               Borrower will promptly notify Bank in writing if any Responsible Officer of Borrower obtains knowledge of any of the following:
(1)                                  The occurrence of any Default or Event of Default, together with a written statement of a Responsible Officer specifying the nature of such Default or Event of Default, the period of existence thereof and the action that Borrower has taken and proposes to take with respect thereto;
(2)                                  The cancellation or termination of any Material Contract (other than upon the expiration of its term); and

(3)                                  Any default or event of default (after the expiration of any applicable grace and cure period) under any agreement of any Borrower Party with any Person and relating to the borrowing of money.
(O)                               Borrower will collect its Accounts and sell its Inventory only in the Ordinary Course of Business (except in connection with Permitted Transfers of Assets).
(P)                                 Borrower will:
(1)                                  Fund all its Plans in accordance with no less than the minimum funding standards of Section 302 of ERISA;
(2)                                  Furnish Bank, upon request, with copies of all reports or other statements filed with the United States Department of Labor or the Internal Revenue Service with respect to all such Plans; and
(3)                                  Promptly advise Bank of the occurrence of any Reportable Event or Prohibited Transaction with respect to any such Plan.
(Q)                               Borrower will notify Bank promptly upon Borrower (i) registering securities under Section 12 of the Securities Exchange Act of 1934 or (ii) filing a registration statement under the Securities Act of 1933.

9.2                                 Negative Covenants.

(A)                              No Borrower will engage in any business other than the Permitted Lines of Business.
(B)                                No Borrower will, without Bank’s prior written consent, change its name, enter into any merger, consolidation, liquidation, reorganization or recapitalization, or dissolve.
(C)                                No Borrower will, without Bank’s prior written consent, sell, transfer, lease or otherwise dispose of, or enter into any agreement to sell, lease, transfer, assign or otherwise dispose of, all or any part of its assets, including, without limitation, the Collateral (other than Permitted Transfers of Assets).
(D)                               No Borrower will, without Bank’s prior written consent, consummate any Acquisition (other than Permitted Acquisitions).
(E)                                 Except for Subsidiaries with a Tangible Net Worth of less than $1,000,000.00, no Borrower will, without Bank’s prior consent, create, acquire or own any Subsidiary in connection with an Acquisition or otherwise.
(F)                                 No Borrower will become liable, directly or indirectly, as guarantor or otherwise for any obligation of any other Person, provided that a Borrower may guaranty Indebtedness of any Subsidiary so long as such guaranty does not otherwise give rise to a Default (and for purposes of this paragraph (F), such contingent liability shall be included as Indebtedness of Borrower unless the same is already reflected as Indebtedness on a Consolidated Basis).

(G)                                No Borrower will, directly or indirectly, grant, make, create, incur, assume or suffer to exist (or enter into or suffer to exist any agreement or restriction that prohibits or conditions the creation, incurrence or assumption of), any Lien upon or with respect to any part of the Collateral, whether now owned or hereafter acquired, or agree to do any of the foregoing, other than Permitted Liens.
(H)                               No Borrower will, without Bank’s prior written consent, issue, redeem, purchase or retire any of its Equity Interests or grant or issue any warrant, right or option pertaining thereto or any other security convertible into any of the foregoing, nor otherwise permit any voluntary transfer, sale, redemption, retirement, or other change in the ownership of any Equity Interests of Borrower by Borrower if the same would result in a Change in Control.
(I)                                    No Borrower will, without Bank’s prior written consent, amend or modify in any material respect any of its Organizational Documents.
(J)                                   No Borrower will directly or indirectly apply any part of the proceeds of any Loan to the purchasing or carrying of any “margin stock” within the meaning of Regulation T, Regulation U or Regulation X, or any regulations, interpretations or rulings thereunder.
(K)                               No Borrower will treat, store, handle, discharge, or dispose of any Hazardous Materials, Petroleum Products, or Solid Wastes except in material compliance with all Environmental Laws or where any such failure in compliance could not reasonably be expected to result in a Material Adverse Effect.
(L)                                 No Borrower will (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act.  Borrower shall deliver to Bank any certification or other evidence requested from time to time by Bank, in its discretion, confirming Borrower’s compliance with this Section 9.2(L).
(M)                            No Borrower will make or permit any material changes in its accounting policies or reporting practices, except as may be permitted or required by Law or Generally Accepted Accounting Principles.
(N)                               Except with Bank’s prior written consent, Borrower shall not allow KMEX to (i) cease operations of the KMEX Plant or sell, transfer, lease or otherwise dispose of the KMEX Plant, or (ii) so long as KMEX’s assets, liabilities, income and losses are included within the definition of “Consolidated Basis”, sell, transfer, lease or otherwise dispose of, or enter into any agreement to sell, lease, transfer, assign or otherwise dispose of, all or any material part of KMEX’s assets (other than the KMEX Plant) except in KMEX’s Ordinary Course of Business.

9.3                                 Financial Covenants.

(A)                              Borrowers and KMEX (on a Consolidated Basis) will maintain or cause to be maintained at all times during the term of this Agreement:
(1)                                  A Fixed Charge Coverage of not less than 1.25 to 1.0; and
(2)                                  A ratio of (i) Funded Debt to (ii) the sum of Funded Debt plus Equity Owners’ Equity of not more than 45%.
(B)                                Borrowers will maintain or cause to be maintained at all times during the term of this Agreement a Borrowing Base such that the balance of the Revolving Loan will not, at any time, exceed the Borrowing Base.
(C)                                No Borrower will declare or pay any Dividends in an amount such that such declaration or payment would give rise to a Default arising out of the failure to maintain the covenants required under Section 9.3(A).
(D)                               No Borrower will make any Investment, other than Permitted Investments.
(E)                                 No Borrower will incur, create, assume, or permit to exist any Indebtedness, other than Permitted Indebtedness.
(F)                                 Except for agreements reflected in the Most Recent Financial Statements, agreements currently in effect and listed on Schedule 9.3 (F) attached hereto, agreements which provide only for either Permitted Investments or Permitted Indebtedness, and agreements between or among Borrower and other Persons whose assets, liabilities, income and losses are included within the definition of “Consolidated Basis”, no Borrower will enter into any agreement, transaction or series of transactions where any Affiliate of Borrower is a party thereto, (i) except in the Ordinary Course of Business or (ii) unless the Governing Body of Borrowers have approved such agreement or transaction.
(G)                                Except with the written consent of Bank, no Borrower will enter into any agreement with respect to any of its Existing Indebtedness which is Indebtedness for borrowed money if the effect of such agreement is to
(1)                                  Increase the interest rate on such Indebtedness;
(2)                                  Change the dates upon which payments of principal, interest or other scheduled payments are due on such Indebtedness (other than to extend such dates);
(3)                                  Change any default or event of default (other than to delete or make less restrictive any default provision) with respect to such Indebtedness;
(4)                                  Add any covenant with respect to such Indebtedness;
(5)                                  Change the redemption or prepayment provisions of such Indebtedness (other than to extend the dates therefore or to reduce the premiums payable in connection therewith); or

(6)                                  Materially increase the obligations of Borrower or confer additional material rights to the holder of such Indebtedness in a manner adverse to Borrower or Bank.

9.4                                 Insurance Covenants.  Borrower will maintain, or cause to be maintained, and will cause KMEX to maintain, public liability insurance, and fire and extended coverage insurance on all of Borrower’s and KMEX’s Tangible Property, all in such form and amounts as are consistent with industry practices and with such insurers as may be reasonably satisfactory to Bank, provided that Borrowers and KMEX shall not be required to maintain products liability insurance on Borrowers’ wood treating products or other insurable risks if Borrower determines in the exercise of its business judgment that the cost of such insurance is prohibitive.

9.5                                 Borrower’s General Covenants and Agreements Pertaining to the Collateral.  Borrower covenants and agrees that:

(A)                              The addresses of Borrower’s principal place of business (or chief executive office if more than one), the office where Borrower keeps and will keep Borrower’s Records, including, without limitation, those Records concerning all of Borrower’s Accounts and the other Collateral, and the place or places at which all of Borrower’s Inventory, Equipment and other Tangible Property is and will be located are correctly set forth on Schedule 9.5(A); and Borrower shall immediately advise Bank in writing of any change in any of said addresses.  Borrower shall not remove such Records from the place or places set forth on Schedule 9.5(A), nor shall Borrower keep any of such Records at any other locations unless (i) Borrower gives Bank at least 10 days’ written notice thereof and of the new location, and (ii) the new location is within the continental United States of America.  Borrower shall give Bank at least 10 days’ prior written notice of Borrower’s opening of any new office or place of business, and any such office or place of business shall be within the continental United States of America.
(B)                                Borrower is and shall remain the owner of all real estate on which any of the locations described in subparagraph (A) next above are located; or if not, except as otherwise agreed to by Bank, Borrower has heretofore obtained from each owner of said real estate a written waiver or subordination (in form and substance reasonably satisfactory to Bank) of any landlord’s Lien or other Lien said owner might have with respect to the Collateral, and Borrower has delivered the same to Bank.
(C)                                Upon request of Bank, Borrower shall promptly deliver to Bank the certificates of title for any motor vehicles now or hereafter included in the Collateral that are subject to the title Laws of any state of the United States of America or any other Jurisdiction and shall join with Bank in executing any applications and other documents and taking any other actions necessary or desirable in Bank’s opinion to perfect Bank’s Lien in such vehicles.  Bank may retain possession of such certificates of title until payment in full of all the Obligations and/or until Bank’s Lien is terminated.
(D)                               Bank may correct any and all patent errors in this Agreement or any financing statements or other documents executed in connection herewith.

(E)                                 Borrower shall furnish to Bank from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Bank may request, all in reasonable detail.
(F)                                 Borrower shall keep and maintain at its own cost and expense satisfactory and complete Records of the Collateral, including without limitation, a record of all payments received and all credits granted with respect to the Collateral and all other dealings with the Collateral.  Upon request of Bank, Borrower shall make proper entries in its books disclosing the assignment of the Collateral to Bank, and Borrower shall segregate its Records concerning the Collateral and mark the Collateral with Bank’s name or in such other manner as shall be satisfactory to Bank.  After the occurrence of and during the continuance of any Default, Borrower shall deliver and turn over to Bank any such Records at any time on demand of Bank.
(G)                                Borrower shall obtain a waiver of any lien claims or rights that any owners or mortgagees of any real estate (or of any possessory interest therein) on which the Collateral, or any part thereof, is now or hereafter may be located, may have with respect to the Collateral, or shall secure an agreement wherein such Persons subordinate their rights, titles, interests and lien claims to Bank’s Lien in, on and upon the Collateral.
(H)                               Borrower shall provide Bank with copies of all agreements between Borrower and any warehouse at which any Collateral may, from time to time, be kept and all lease or similar agreements between Borrower and any other Person, whether Borrower is lessor or lessee thereunder.
(I)                                    If any Account arises out of a contract with the United States of America, or any other Governmental Authority, Borrower shall promptly notify Bank thereof in writing and execute any instruments and take any other action required or requested by Bank to perfect Bank’s Lien on and right to collect such Account under the provisions of the Assignment of Claims Act or other applicable Law.
(J)                                   Borrower shall promptly notify Bank in writing of the initiation of any Commercial Tort Claim seeking damages on behalf of Borrower in excess of $500,000.00.  Borrower shall execute and deliver such statements, documents and notices and do and cause to be done all such things as Bank may reasonably deem necessary or appropriate to create, perfect and maintain the Lien in any Commercial Tort Claim.

9.6                                 Collection of Accounts; Segregation of Proceeds, Etc.  Borrower covenants and agrees that, except to the extent that Bank’s exercise of its rights and remedies hereunder or under any other Loan Document shall prevent Borrower from doing so, Borrower will, at Borrower’s sole expense, collect from the Account Debtor on each Account all amounts due thereon as and when the same shall become due; and in the event of any default by any Account Debtor justifying such action, Borrower shall have the authority, at Borrower’s sole expense, to repossess any merchandise covered by any such Account in accordance with the terms thereof and any applicable Law and to take such other action with respect to any such Account or the merchandise covered thereby as Borrower, in the absence of instructions from Bank, may deem advisable.

9.7                                 Collection Methods.  Borrower agrees that no court action or other legal proceedings for garnishment, attachment, repossession of property, detinue, or any attempt to repossess any merchandise covered by any Account other than through legal proceedings, shall be done or attempted to be done by Borrower except by or under the direction of competent legal counsel.  Borrower agrees to indemnify and hold Bank harmless from any loss or liability of any kind or character which may be asserted or sought to be asserted against Bank by virtue of any suit filed, process issued or any repossession or attempted repossession done or attempted by Borrower or at Borrower’s direction or any endeavors that Borrower may make to collect or enforce any Accounts or repossess any goods covered by any Account.

9.8                                 Verification of Accounts.  Borrower agrees that any of Bank’s officers, employees or agents shall have the right, at any time or times hereafter, in Bank’s name or in the name of Borrower, to verify with any Account Debtor the validity or amount of, or any other matter relating to, any Accounts by mail, telephone, telegraph or otherwise.

9.9                                 Notice Regarding Disputed Accounts.  Borrower covenants and agrees that in the event any Eligible Account is subject to a dispute between any Account Debtor and Borrower where the amount in controversy exceeds $250,000.00, Borrower shall promptly provide Bank with written notice thereof, explaining in detail the reason for the dispute, all claims related thereto and the amount in controversy.

9.10                           Records, Schedules and Assignments.  Borrower covenants and agrees that Borrower shall keep accurate Records of Borrower’s Accounts and Inventory, and shall  promptly deliver to Bank, within 15 days after demand of Bank (i) a detailed aged trial balance, in form and substance acceptable to Bank, of all then-existing Accounts (“Schedule of Accounts”), (ii) a current schedule of Inventory (“Schedule of Inventory”), (iii) the original or a copy of all Documents evidencing or relating to the Accounts or Inventory so scheduled, (iv) such other information relating to the then-existing Accounts and Inventory as Bank shall reasonably request, and (v) formal written assignments or schedules specifically describing the Accounts and Inventory and confirming Bank’s Lien thereon.

9.11                           Visitation.  Borrower agrees to permit representatives of Bank from time to time to visit and inspect the Collateral, all Records related thereto, the premises upon which any of the Collateral is located, and any of the other offices and properties of Borrower; to examine the assets, books of account, and Records of Borrower; to discuss the affairs and finances of Borrower with and be advised as to the same by the officers thereof; and to verify the amount, quantity, value and condition of, or any other matter relating to, the Collateral, all at such reasonable times and intervals as Bank may desire.

9.12                           Use of Tangible Property.  Borrower covenants and agrees (a) to comply with all applicable Laws governing the use of all Tangible Property (except where a failure to so comply with such Laws would cause a Material Adverse Effect), (b) to maintain all Tangible Property in good condition and repair (normal wear and tear excepted), (c) to comply with the material terms of any lease covering the premises wherein any Tangible Property is located and to comply with all material requirements of any Governmental Authority concerning such premises or the conduct of business therein where a failure to so comply with such lease terms or Laws would cause a Material Adverse Effect; and (d) not to lease any of the Tangible Property to any Person or permit the same to be leased or used for hire otherwise than pursuant to any Permitted Liens.

9.13                           Collateral Evidenced by Instruments or Documents .  Borrower covenants and agrees that upon Borrower's receipt of any Collateral which is evidenced or secured by an agreement, Instrument, Document or Chattel Paper and upon demand of Bank, Borrower shall deliver the original thereof (or each executed or original counterpart if more than one) to Bank, together with appropriate endorsements and/or assignments in form and substance acceptable to Bank.

9.14                           Maintaining Bank Accounts.  Borrower covenants and agrees that until the termination of Bank’s Lien:

(A)                              Borrower shall maintain all of its bank accounts (collectively, the “Bank Accounts”), including any Deposit Accounts and disbursement accounts, only with Bank (the “Approved Bank Accounts”).
(B)                                Upon the occurrence of a Default and the demand of Bank, Borrower shall maintain lockboxes and blocked deposit accounts (each a “Lockbox Account”) only with Bank and with other banks (each a “Lockbox Bank”) that have entered into letter or other agreements (each a “Lockbox Agreement”) approved by and acceptable to Bank in its discretion.
(C)                                Borrower shall immediately instruct each Person obligated at any time to make any payment to Borrower for any reason to make such payment to a Lockbox Account, and shall pay to Bank for deposit in an Approved Bank Account as may be from time to time designated by Bank, at the end of each Business Day, all proceeds of Collateral and all other cash received by it on such day.
(D)                               Borrower shall instruct each Lockbox Bank to transfer to an Approved Bank Account designated by Bank, at the end of each Business Day, in same day funds, an amount equal to the credit balance of the Lockbox Account in such Lockbox Bank.
(E)                                 Upon any termination of any Lockbox Agreement or other agreement with respect to the maintenance of a Lockbox Account by Borrower or any Lockbox Bank, Borrower shall immediately notify all Persons that were making payments to such Lockbox Account to make all future payments to another Lockbox Account or to an Approved Bank Account designated by Bank.  Borrower agrees to terminate any or all Lockbox Account and Lockbox Agreements upon request by Bank.

9.15                           Filing Fees and Taxes.  Borrower covenants and agrees to pay all recording and filing fees, revenue stamps, taxes and other expenses and charges payable in connection with the execution and delivery to Bank of this Agreement and the other Loan Documents, and the recording, filing, satisfaction, continuation and release of any financing statements or other instruments filed or recorded in connection herewith or therewith.

9.16                           Underlying Documentation.  Borrower covenants and agrees that Borrower will, upon the request therefor by Bank, promptly deliver possession to Bank of any or all of the Material Contracts.

9.17                           Further Assurances.  Borrower covenants and agrees that, at Borrower’s cost and expense, upon request of Bank, Borrower shall duly execute and deliver, or cause to be duly executed and delivered, to Bank such further instruments and documents and do and cause to be done such further acts as may be reasonably necessary or proper in the opinion of Bank or its counsel to carry out more effectively the provisions and purposes of this Agreement.

Article X

10.                                 DEFAULT

10.1                           Events of Default.  The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

(A)                              Borrower shall fail to pay any installment of principal or interest or fee or any other amount payable under this Agreement or any other Loan Document as and when the same becomes due.
(B)                                Any Borrower Party shall fail to pay, perform or observe any other obligation, condition, or covenant to be observed or performed by it under this Agreement or any other Loan Document, and such failure shall continue for ten (10) days (or such longer period up to thirty (30) days if such failure is not capable of being cured within ten (10) days, provided that Borrower Party has commenced and continues to diligently pursue cure of such failure) after:
(1)                                  Notice of such failure from Bank;
(2)                                  Any Responsible Officer knows of any such failure; or
(3)                                  Bank is notified of such failure or should have been so notified pursuant to the provisions of this Agreement or any other Loan Document.
(C)                                There shall occur any Default or Event of Default as defined and provided under any other Loan Document.
(D)                               There shall occur any default or event of default (after the expiration of any applicable grace and cure period) under any agreement of any Borrower Party with any Person and relating to the borrowing of money.
(E)                                 The validity or enforceability of this Agreement or any other Loan Document shall be contested by any Borrower Party, and/or any Borrower Party shall deny that it has any or further liability or obligation hereunder or thereunder.
(F)                                 Assignment or attempted assignment by Borrower of this Agreement, any rights hereunder, or any Advance to be made hereunder, or the conveyance, lease, mortgage, or any other alienation or encumbrance of the Collateral or any interest therein without the prior written consent of Bank, except for transfers permitted hereunder or under any other Loan Document.
(G)                                Except as otherwise permitted herein, the transfer of Borrower’s interest in, or rights under, this Agreement by operation of law or otherwise, including, without limitation, such transfer by Borrower as debtor in possession under the Bankruptcy Code, or by a trustee for Borrower under the Bankruptcy Code, to any Third Person, whether or not the obligations of Borrower under this Agreement are assumed by such Third Person.
(H)                               The institution of a foreclosure or other possessory action against the Collateral or any part thereof, except where such action would not be reasonably expected to have a Material Adverse Effect.
(I)                                    The death or dissolution of any Borrower Party, or any Change in Control.
(J)                                   Any financial statement, representation, warranty or certificate made or furnished by any Borrower Party to Bank in connection with this Agreement, or as inducement to Bank to enter into this Agreement, or in any separate statement or document to be delivered hereunder to Bank, shall be materially false, incorrect, or incomplete when made.
(K)                               The occurrence of any event, act, condition or occurrence of whatever nature wherein the legality, validity, or enforceability of any provision of any Loan Document is questioned or challenged.
(L)                                 Any Borrower Party shall admit its inability to pay its debts as they mature, or shall make an assignment for the benefit of itself or any of its creditors.
(M)                            Proceedings in Bankruptcy, or for reorganization of any Borrower Party, or for the readjustment of any of its debts, under the Bankruptcy Code, as amended, or any part thereof, or under any other Laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced by any Borrower Party, or shall be commenced against any Borrower Party and shall not be discharged within sixty (60) days of commencement.
(N)                               A receiver or trustee shall be appointed for any Borrower Party or for any substantial part of its assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of any Borrower Party, and such receiver or trustee shall not be discharged within thirty (30) days of his appointment, or such proceedings shall not be discharged within sixty (60) days of its commencement, or any Borrower Party shall discontinue business or materially change the nature of its business.
(O)                               Any Borrower Party shall suffer a final judgment for payment of money in excess of $500,000.00 and shall not discharge the same within a period of thirty (30) days unless, pending further proceedings, execution has not been commenced or if commenced has been effectively stayed.
(P)                                 A judgment creditor of any Borrower Party shall obtain possession of any of the Collateral with an aggregate value of more than $500,000.00 by any means, including, without limitation, levy, distraint, replevin or self-help.
(Q)                               There shall occur any default, event of default or termination event under any Wachovia Swap Document for which Borrower Party is a defaulting party or an affected party.

Provided that with respect to each of the foregoing, an Event of Default will be deemed to have occurred upon the occurrence of the applicable event without notice being required if Bank is prevented from giving notice by Bankruptcy or other applicable Law.

10.2                           No Advances After Default.  Upon the occurrence and during the continuance of any Default, and notwithstanding any provision contained herein or in any other Loan Document to the contrary, Bank shall have the absolute right (i) to refuse to make, and shall be under no obligation to make, any further Advances, and (ii) to refuse to issue any Letters of Credit.

10.3                           Acceleration.  All Obligations shall, at the option of Bank, become immediately due and payable, Without Notice, upon the occurrence of an Event of Default without further action of any kind.

10.4                           General Remedies.  Upon the occurrence of any Event of Default, Bank shall have, in addition to the rights and remedies given it by this Agreement and the other Loan Documents, all those allowed by all applicable Laws, including but without limitation, the Uniform Commercial Code.  Without limiting the generality of the foregoing, Bank may immediately, Without Notice, sell at public or private sale or otherwise realize upon, the whole or, from time to time, any part of the Collateral, or any interest which Borrower may have therein.

10.5                           Bank’s Additional Rights and Remedies.  Upon the occurrence of any Event of Default and except as may otherwise be prohibited or expressly provided for to the contrary under applicable Law, in addition to any rights or remedies Bank may otherwise have under this Agreement, any other Loan Documents, or under applicable Laws, Without Notice, Bank shall have the right to take any or all of the following actions at the same or different times:

(A)                              To cancel Bank’s obligations arising under this Agreement;
(B)                                To institute appropriate proceedings to specifically enforce performance of the terms and conditions of this Agreement;
(C)                                To take immediate possession of the Collateral;
(D)                               To appoint or seek appointment of a receiver, Without Notice and without regard to the solvency of Borrower or the adequacy of the security, for the purpose of preserving the Collateral, preventing waste, and to protect all rights accruing to Bank by virtue of this Agreement and the other Loan Documents.  All expenses incurred in connection with the appointment of such receiver, or in protecting, preserving, or improving the Collateral, shall be charged against Borrower and shall be secured by Bank’s Lien;
(E)                                 To proceed to perform any and all of the duties and obligations and exercise all the rights and remedies of Borrower contained in the Assigned Agreements as fully as Borrower could itself;
(F)                                 To notify Account Debtors that Accounts have been assigned to Bank, demand and receive information from Account Debtors with respect to Accounts, forward invoices to Account Debtors directing them to make payments to Bank, collect all Accounts in Bank’s or Borrower’s name and take control of any cash or non-cash proceeds of Collateral;

(G)                                To enforce payment of any Accounts, to prosecute any action or proceeding with respect to Accounts, to extend the time of payment of any and all Accounts, to make allowances and adjustments with respect thereto and to issue credits in the name of Bank or Borrower;
(H)                               To settle, compromise, extend, renew, release, terminate or discharge, in whole or in part, any Account or deal with the same as Bank may deem advisable;
(I)                                    To require Borrower to open all mail only in the presence of a representative of Bank, who may take therefrom any remittance on Collateral;
(J)                                   To charge, set-off and otherwise apply all or any part of the Obligations against the Deposit Accounts, or any part thereof;
(K)                               To exercise any and all rights and remedies of Borrower under or in connection with any Assigned Agreement or otherwise in respect of the Collateral, including, without limitation, any and all rights of Borrower to demand or otherwise require payment of any amount under, or performance of any provision of, any Assigned Agreement;
(L)                                 To enter upon the premises of Borrower or any other place or places where the Collateral is located and kept, and through self-help and without judicial process, without first obtaining a final judgment or giving Borrower notice and opportunity for a hearing on the validity of Bank’s claim, without any pre-seizure hearing as a condition to repossession through court action and without any obligation to pay rent to Borrower, to remove the Collateral therefrom to the premises of Bank or of any agent of Bank, for such time as Bank may desire, in order effectively to collect or liquidate the Collateral;
(M)                            To require Borrower, upon the request of Bank, to assemble the Inventory, Equipment and any other property included in the Collateral and make it available to Bank at places which Bank shall select, whether at Borrower’s premises or elsewhere, and to make available to Bank all of Borrower’s premises and facilities for the purpose of Bank’s taking possession of, removing or putting the Inventory and such other goods in salable form;
(N)                               To collect, receive, appropriate, repossess and realize upon the Collateral, or any part thereof, and to sell, lease, assign, give option or options to purchase, or sell or otherwise dispose of and deliver the Collateral (or contract to do so), or any part thereof, in one or more parcels, at public or private sale or sales, at any exchange broker’s board or at any of Bank’s offices or elsewhere, at such prices as Bank may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  Bank shall have the right upon any such public sale or sales, and to the extent permitted by Law, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption, which equity of redemption Borrower hereby releases.  To the extent permitted by applicable Law, Borrower waives all claims, damages, and demands against Bank arising out of the repossession, retention or sale of the Collateral;
(O)                               To use, and to permit any purchaser of any of the Collateral from Bank to use without charge, Borrower’s labels, General Intangibles, and advertising matter or any property of a similar nature, as it pertains to, or is included in, any of the Collateral, in advertising for sale, preparing for sale and selling any Collateral, and finishing the manufacture, processing, fabrication, packaging and delivery of the Inventory, and Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;
(P)                                 To send any written notice to Borrower required by Law or this Agreement in the manner set forth in this Agreement; and any notice sent by Bank in such manner at least ten (10) Business Days (counting the date of sending) prior to the date of a proposed disposition of the Collateral shall be deemed to be reasonable notice (provided, however, that nothing contained herein shall be deemed to require 10 days’ notice if, under the applicable circumstances, a shorter period of time would be allowed under applicable Law); and
(Q)                               To exercise, in addition to all other rights which it has under this Agreement or other applicable Law, all of the rights and remedies of a secured party upon default under the Uniform Commercial Code or other applicable Law.

10.6                           Right of Set-Off.  Upon the occurrence of and during the continuance of any Default, Bank may, and is hereby authorized by Borrower, at any time and from time to time, to the fullest extent permitted by applicable Laws, and Without Notice to Borrower, set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any other Indebtedness at any time owing by Bank to, or for the credit or the account of, Borrower against any or all of the Obligations now or hereafter existing whether or not such Obligations have matured and irrespective of whether Bank has exercised any other rights that it has or may have with respect to such Obligations, including without limitation any acceleration rights.  The aforesaid right of set-off may be exercised by Bank against Borrower or against any trustee in Bankruptcy, debtor in possession, assignee for the benefit of the creditors, receiver, or execution, judgment or attachment creditor of Borrower, or such trustee in Bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by Bank prior to the making, filing or issuance, or service upon Bank of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant.  Bank agrees to promptly notify Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of Bank under this Section are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which Bank may have.

10.7                           No Limitation on Rights and Remedies.  The enumeration of the powers, rights and remedies in this Article shall not be construed to limit the exercise thereof to such time as an Event of Default occurs if, under applicable Law or any other provision of this Agreement or any other Loan Document, Bank has any of such powers, rights and remedies regardless of whether an Event of Default has occurred, and any limitation contained herein or in any of the other Loan Documents as to Bank’s exercise of any power, right or remedy for a period of time only during the continuance of an Event of Default shall only be applicable at such time as Bank shall have actual knowledge that such Event of Default is no longer continuing and for a reasonable time thereafter as may be necessary for Bank to cease the exercise of such powers, rights and remedies (it being expressly understood and agreed that until such time as Bank shall obtain such knowledge and after the expiration of such reasonable time, Bank shall have no liability whatsoever for the commencement of or continuing exercise of any such power, right or remedy).

10.8                           Repossession of the Collateral; Care and Custody of the Collateral, Etc.  Borrower agrees to give Bank notice in the manner set forth in this Agreement within 24 hours of the time of repossession of the Collateral, or any part thereof, by Bank as to any other property of Borrower alleged to have been left on, upon or in the repossessed Collateral at the time of repossession; and such notice shall be an express condition precedent to any action or suit for loss or damages in connection therewith.  Borrower further agrees that Bank may hold any such property of Borrower without liability for a reasonable time after any such notice is received, and that Bank will have a reasonable time to notify Borrower as to where Borrower can collect such property.  Borrower agrees that if Bank shall repossess the Collateral, or any part thereof, at a time when no Event of Default shall have occurred hereunder, and the repossessed Collateral is thereafter returned to Borrower, the damages therefor, if any, shall not exceed the fair rental value of the repossessed Collateral for the time it was in Bank’s possession.  Borrower hereby expressly and irrevocably consents to, and to the extent that Borrower may lawfully do so, invites Bank and its agents to come upon any premises on which the Collateral, or any part thereof, is now or hereafter located for any and all purposes related to the Collateral including without limitation repossession of the Collateral, or any part thereof.  To the extent that Borrower may lawfully do so, Borrower further covenants and warrants that (a) any entry by Bank and its agents upon such premises for the purpose of repossessing the Collateral, or any part thereof, shall not be trespass upon such premises, and (b) any such repossession shall not constitute conversion of the Collateral, or any part thereof, and Borrower further agrees to indemnify and hold Bank harmless against, and hereby releases Bank from any actions, costs, obligations or expenses arising directly, indirectly or remotely from any attempt to enter such premises and repossess the Collateral, or any part thereof.  Bank shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if it takes such reasonable actions for that purpose as Borrower shall request in writing, but Bank shall have sole power to determine whether such actions are reasonable.  Any omission to do any act not requested by Borrower shall not be deemed a failure to exercise reasonable care.  Borrower shall at all times be responsible for the preservation of the Collateral and shall be liable for any failure to realize upon, or to exercise any right or power with respect to, the Collateral, or for any delay in so doing, whether or not the Collateral is in Borrower’s possession.

10.9                           Application of Proceeds.  Except as otherwise expressly required to the contrary by applicable Law or any other Loan Document, the net cash proceeds resulting from the exercise of any of the rights and remedies of Bank under this Agreement, after deducting all charges, expenses, costs and Attorneys’ Fees relating thereto, shall be applied by Bank to the pro rata payment of the Obligations, and Borrower shall remain liable to Bank for any deficiency.

10.10                     Attorney-in-Fact.  Borrower hereby constitutes and appoints Bank, or any other Person whom Bank may designate upon notice to Borrower, as Borrower’s attorney-in-fact (such appointment being coupled with an interest and being irrevocable until Bank’s Lien shall have been terminated in writing as set forth in this Agreement), at Borrower’s sole cost and expense, to exercise any one or more of the following rights and powers at any time after the occurrence and during the continuance of an Event of Default (and all acts of such attorney-in-fact taken pursuant to this Section are hereby ratified and approved by Borrower, and said attorney shall not be liable for any acts or omissions nor for any error of judgment or mistake of fact or law):

(A)                              To take or to bring, in the name of Bank or in the name of Borrower, all steps, action, suits or proceeding deemed by Bank necessary or desirable to effect collection of the Accounts;
(B)                                To settle, adjust, compromise, extend, renew, discharge, terminate or release the Accounts in whole or in part;
(C)                                To settle, adjust or compromise any legal proceedings brought to collect the Accounts;
(D)                               To notify Account Debtors to make payments on the Accounts directly to Bank or to a lockbox designated by Bank;
(E)                                 To transmit to Account Debtors notice of Bank’s interest in the Accounts and to demand and receive from such Account Debtors at any time, in the name of Bank or of Borrower, information concerning the Accounts and the amounts owing thereon;
(F)                                 To use Borrower’s stationery and sign the name of Borrower to verifications of the Accounts and notices thereof to Account Debtors;
(G)                                To sell or assign any of the Collateral upon such terms, for such amounts and at such time or times as Bank deems advisable, and to execute any bills of sale or assignments in the name of Borrower in relation thereto;
(H)                               To take control, in any manner, of any item of payment on, or proceeds of, Collateral;
(I)                                    To prepare, file and sign Borrower’s name on any proof of claim in Bankruptcy or similar document against any Account Debtor;
(J)                                   To prepare, file and sign Borrower’s name on any notice of lien, assignment or satisfaction of lien or similar document in connection with the Collateral;
(K)                               To sign or endorse the name of Borrower upon any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, warehouse receipt or similar document or agreement relating to the Collateral;
(L)                                 To use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Collateral to which Borrower has access;
(M)                            To enter into contracts or agreements for the processing, fabrication, packaging and delivery of the Collateral as said attorney-in-fact or Bank may from time to time deem appropriate and charge Borrower’s account for any costs thereby incurred;
(N)                               To receive, take, endorse, assign and deliver in Bank’s name or in the name of Borrower any and all checks, notes, drafts and other instruments;

(O)                               To receive, open and dispose of all mail addressed to Borrower and to notify postal authorities to change the address for the delivery thereof to such address as Bank may designate; and
(P)                                 To do all acts and things necessary, in Bank’s discretion, to fulfill Borrower’s obligations under this Agreement and to otherwise carry out the purposes of this Agreement.

10.11                     Default Costs.  Borrower hereby agrees to pay to Bank upon demand all Default Costs incurred by Bank, which agreement shall be a continuing agreement and shall survive payment of the Loans and termination of this Agreement.

Article XI

11.                                 MISCELLANEOUS

11.1                           Termination of Bank’s Lien.  This Agreement and Bank’s Lien will not be terminated until one of Bank’s officers signs a written termination or satisfaction agreement to such effect.  Even if all of the Obligations owing to Bank Parties at any time should be paid, Bank’s Lien will continue to secure any Obligations of any Borrower Party thereafter arising until the written termination or satisfaction agreement referred to above has been executed by Bank (provided that Bank agrees to promptly provide a written termination or satisfaction agreement upon request of Borrower, provided that Bank has no obligation to make any further Advances, and there is not existing any Default).  Except as otherwise expressly provided for in this Agreement, no termination of this Agreement shall in any way affect or impair the representations, warranties, agreements, covenants, obligations, duties and Obligations of any Borrower Party or the powers, rights, and remedies of Bank under this Agreement with respect to any transaction or event occurring prior to such termination, all of which shall survive such termination.  Except as may otherwise expressly be provided herein to the contrary, in no event shall Bank be obligated to terminate Bank’s Lien or return or release the Collateral or any portion thereof to Borrower (a) until payment in full of the Obligations (including termination of all transactions outstanding under any Wachovia Swap Documents and payment in full of all amounts payable thereunder), or (b) if Bank is obligated to extend credit to or for the benefit of Borrower under this Agreement.

11.2                           Construction.  The provisions of this Agreement shall be in addition to those of any other Loan Document and any guaranty, pledge or security agreement, mortgage, deed of trust, security deed, note or other evidence of liability given by any Borrower Party to or for the benefit of any Bank Party, all of which shall be construed as complementary to each other, and all existing liabilities and obligations of any Borrower Party to any Bank Party and any Liens heretofore granted to or for the benefit of any Bank Party shall, except and only to the extent expressly provided herein to the contrary, remain in full force and effect, and shall not be released, impaired, diminished, or in any other way modified or amended as a result of the execution and delivery of this Agreement or any other Loan Document or by the agreements and undertaking of any Borrower Party contained herein and therein.  Nothing herein contained shall prevent any Bank Party from enforcing any or all other notes, guaranties, pledges or security agreements, mortgages, deeds of trust, or security deeds in accordance with their respective terms.  In the event of a conflict between any of the provisions of this Agreement, the Notes, any one or more of the Security Documents or any other Loan Document, the provisions most favorable to Bank Parties shall control.

11.3                           Indemnity.  Borrower hereby agrees to indemnify Bank Parties and their respective officers, directors, agents, and attorneys against, and to hold Bank Parties and all such other Persons harmless from all Indemnified Losses resulting from any representation or warranty made by any Borrower Party or on any Borrower Party’s behalf pursuant to this Agreement having been false when made, or resulting from any Borrower Party’s breach of any of the covenants set forth in this Agreement, which indemnification is in addition to, and not in derogation of, any statutory, equitable, or common law right or remedy Bank Parties may have for breach of representation, warranty, statement or covenant or otherwise may have under any of the Loan Documents.  This agreement of indemnity shall be a continuing agreement and shall survive payment of the Loans and termination of this Agreement.

11.4                           Bank’s Consent.  Except where otherwise expressly provided in the Loan Documents, in any instance where the approval, consent, or the exercise of Bank’s judgment or discretion is required or permitted, the granting or denial of such approval or consent and the exercise of such judgment or discretion shall be (a) within the sole discretion of Bank; and (b) deemed to have been given only by a specific writing intended for the purpose given and executed by Bank.

11.5                           Enforcement and Waiver by Bank.  Bank shall have the right at all times to enforce the provisions of this Agreement, the Notes, and each of other Loan Documents in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of Bank in refraining from so doing at any time or times.  The failure of Bank at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same.  All rights and remedies of Bank are cumulative and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

11.6                           No Representation, Assumption, or Duty.  Nothing, including any Advance or acceptance of any document or instrument, shall be construed as a representation or warranty, express or implied, to any Person by any Bank Party.  Any inspection or audit of the Collateral or the Records of Borrower, or the procuring of documents and financial and other information, by or on behalf of any Bank Party shall be for Bank Parties’ protection only, and shall not constitute any assumption of responsibility by any Bank Party with respect thereto or relieve Borrower of any of Borrower’s obligations.

11.7                           Expenses of Bank.  Borrower will, on demand, reimburse Bank for all expenses incurred by Bank in connection with the closing of the Loans and the preparation, negotiation, amendment, modification, interpretation, administration or enforcement of this Agreement and the other Loan Documents and/or in the collection of any amounts owing from any Borrower Party or any other Person to Bank under this Agreement or any other Loan Document and, until so paid, the amount of such expenses shall be added to and become part of the amount of the Obligations.

11.8                           Attorneys’ Fees.  If at any time or times hereafter Bank employs counsel to advise or provide other representation with respect to this Agreement, any Loan Document, or any other agreement, document or instrument heretofore, now or hereafter executed by any Borrower Party and delivered to Bank with respect to the Obligations, or to commence, defend or intervene, file a petition, complaint, answer, motion or other pleadings or to take any other action in or with respect to any pending, threatened or anticipated suit or proceeding relating to this Agreement, any Loan Document, or any other agreement, instrument or document heretofore, now or hereafter executed by any Borrower Party and delivered to Bank with respect to the Obligations, or to represent Bank in any litigation with respect to the affairs of any Borrower Party, or to enforce any rights of Bank or obligations of any Borrower Party or any other Person which may be obligated to Bank by virtue of this Agreement, any Loan Document, or any other agreement, document or instrument heretofore, now or hereafter delivered to Bank by or for the benefit of any Borrower Party with respect to the Obligations, or to collect from any Borrower Party any amounts owing hereunder, then in any such event, all of the Attorneys’ Fees incurred by Bank arising from such services and any expenses, costs and charges relating thereto shall constitute additional obligations of Borrower payable on demand and, until so paid, shall be added to and become part of the Obligations.

11.9                           Exclusiveness.  This Agreement, the Notes, the Security Documents, and any other Loan Documents made pursuant hereto are made for the sole protection of Borrower Parties, Bank Parties, and Bank Parties’ successors and assigns, and no other Person shall have any right of action hereunder.

11.10                     WAIVER OF PUNITIVE DAMAGES.  BORROWER AGREES THAT WITH RESPECT TO ANY CLAIM OF BORROWER ARISING UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, IN NO EVENT SHALL BORROWER HAVE A REMEDY OF, OR SHALL BANK BE LIABLE FOR, INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, AND BORROWER WAIVES ANY RIGHT OR CLAIM TO SUCH DAMAGES BORROWER MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH THE LOANS OR THE LOAN DOCUMENTS, WHETHER THE SAME IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIAL PROCESS OR OTHERWISE.

11.11                     Waiver and Release by Borrower.  Borrower (A) waives protest of all commercial paper at any time held by Bank on which Borrower is any way liable; (B) waives notice of acceleration and of intention to accelerate; (C) waives notice and opportunity to be heard, after acceleration, before exercise by Bank of the remedies of self-help, set-off, or of other summary procedures permitted by any applicable Laws or by any agreement with Borrower, and except where required hereby or by any applicable Laws which requirement cannot be waived, notice of any other action taken by Bank; and (D) releases Bank Parties and their respective officers, attorneys, agents and employees from all claims for loss or damage caused by any act or omission on the part of any of them in connection with the Obligations, the Loan Documents or the Wachovia Swap Documents.

11.12                     Limitation on Waiver of Notice, Etc.  Notwithstanding any provision of this Agreement to the contrary, to the extent that any applicable Law expressly limits any waiver of any right contained herein or in any other Loan Document (including any waiver of any notice or other demand), such waiver shall be ineffective to such extent.

11.13                     Additional Costs.  In the event that any applicable Law now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of any such Governmental Authority (whether or not having the force of law), shall (i) affect the basis of taxation of payments to Bank of any amounts payable by Borrower under this Agreement (other than taxes imposed on the overall net income of Bank), or (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or (iii) impose any other condition with respect to this Agreement, the Notes or the Loans, or (iv) affect the amount of capital required or expected to be maintained by Bank, and the result of any of the foregoing is to increase the cost to Bank of making, funding or maintaining the Loans or to reduce the amount of any amount receivable by Bank thereon, then Borrower shall pay to Bank from time to time, upon request by Bank, additional amounts sufficient to compensate Bank for such increased cost or reduced amount receivable to the extent Bank is not compensated therefor in the computation of the interest rate applicable to the Loans.  A statement as to the amount of such increased cost or reduced amount receivable, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.

11.14                     Illegality and Impossibility.  In the event that any applicable Law now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of such Governmental Authority (whether or not having the force of law), including without limitation exchange controls, shall make it unlawful or impossible for Bank to maintain any Loan under this Agreement, Borrower shall upon receipt of reasonable notice thereof from Bank repay in full the then outstanding principal amount of such Loan, together with all accrued interest thereon to the date of payment and all amounts owing to Bank, (a) on the last day of the then current interest period applicable to such Loan if Bank may lawfully continue to maintain such Loan to such day, or (b) immediately if Bank may not continue to maintain such Loan to such day.

11.15                     Participation.  Notwithstanding any other provision of this Agreement, Borrower understands and agrees that Bank may enter into participation or other agreements with Participants whereby Bank will allocate certain percentages of its commitment to them and/or assign all or a portion of its rights and obligations under this Agreement.  Borrower acknowledges and agrees that, for the convenience of all parties, this Agreement is being entered into with Bank only and that its obligations under this Agreement are undertaken for the benefit of, and as an inducement to each such Participant as well as Bank, and Borrower hereby agrees that, at Bank’s election and upon notice from Bank to Borrower, each such Participant shall have the same rights and/or obligations as if it were an original party to this Agreement.  Borrower hereby grants to each such Participant, the right to set off deposit accounts maintained by Borrower with such Participant in accordance with this Agreement.  Borrower authorizes Bank to disclose financial and other information regarding Borrower to Participants and potential Participants.

11.16                     Binding Effect, Assignment.  This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto.

Borrower has no right to assign any of its rights or obligations hereunder without the prior written consent of Bank.

11.17                     Entire Agreement, Amendments.  This Agreement, including the Exhibits hereto, all of which are hereby incorporated herein by reference, and the documents executed and delivered pursuant hereto, constitute the entire agreement between the parties, and may be amended only by a writing signed on behalf of each party.

11.18                     Severability.  If any provision of this Agreement, the Notes, or any of the other Loan Documents shall be held invalid under any applicable Laws, such invalidity shall not affect any other provision of this Agreement or such other instrument or agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

11.19                     Headings.  The section and paragraph headings hereof are inserted for convenience of reference only, and shall not alter, define, or be used in construing the text of such sections and paragraphs.

11.20                     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

11.21                     Seal.  This Agreement is intended to take effect as an instrument under seal.

Article XII

12.                                 SUBMISSION TO JURISDICTION, GOVERNING LAW AND NOTICES

12.1                           Notices.  Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person or if sent by certified mail, postage prepaid, return receipt requested, or by nationally-recognized overnight courier service (such as Federal Express), as follows, unless such address is changed by written notice hereunder:

(A)	If to Borrowers:

KMG Chemicals, Inc.
10611 Harwin Drive, Suite 402
Houston, Texas 77036-1534
Attention: Mr. John V. Sobchak

KMG-Bernuth, Inc.
10611 Harwin Drive, Suite 402
Houston, Texas 77036-1534
Attention: Mr. John V. Sobchak

(B)	If to Bank:

Wachovia Bank, National Association
P.O. Box 2554
Birmingham, Alabama 35290
Mail Code AL0029

and in the case of any consent or approval required of Bank or any notice of any alleged breach of any of Bank’s obligations under any Loan Document,

with a copy to:

Ray D. Gibbons, Esq.
Burr & Forman LLP
420 North 20th Street
Suite 3400
Birmingham, Alabama 35203

12.2                           Governing Law.  This Agreement is entered into and performable in Jefferson County, Alabama, and the substantive Laws, without giving effect to principles of conflict of laws, of the United States and the State of Alabama shall govern the construction of this Agreement and the documents executed and delivered pursuant hereto, and the rights and remedies of the parties hereto and thereto, except to the extent that the Uniform Commercial Code or other applicable Law requires that the perfection, the effect of perfection or non-perfection, the priority of Bank’s Lien under the Loan Documents, or the enforcement of certain of Bank’s remedies with respect to the Collateral, be governed by the Laws of another Jurisdiction.

12.3                           SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL, ETC.

(A)                              BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY:
(1)                                  SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF ALABAMA, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF ALABAMA, AND APPELLATE COURTS FROM ANY THEREOF;
(2)                                  CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(3)                                  AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO BORROWER AT ITS ADDRESS SET FORTH IN THIS AGREEMENT OR AT SUCH OTHER ADDRESS OF WHICH BANK SHALL HAVE BEEN NOTIFIED PURSUANT THERETO; AND
(4)                                  AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.
(B)                                EACH OF BORROWER AND BANK HEREBY:
(1)                                  IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OR COUNTERCLAIM OF ANY TYPE AS TO ANY MATTER ARISING DIRECTLY OR INDIRECTLY OUT OF OR WITH RESPECT TO THIS AGREEMENT, THE NOTES, ANY OF THE OTHER LOAN DOCUMENTS OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH; AND
(2)                                  AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY, AND THAT ANY DISPUTE OR CONTROVERSY OF ANY KIND WHATSOEVER BETWEEN OR AMONG THEM SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

BORROWERS:

KMG CHEMICALS, INC.

By:	/s/ John V. Sobchak
Its:	CFO

KMG-BERNUTH, INC.

By:	/s/ J. Neal Butler
Its:	President

BANK:

WACHOVIA BANK,
NATIONAL ASSOCIATION

By:	Alan T. Drennan
Its:	Senior Vice President